Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of July 29, 2008, by and between Aladdin Knowledge Systems Ltd., an Israeli Company (“Buyer”), on behalf of itself and its wholly owned Subsidiary (“Buyer Sub”) and Secure Computing Corporation, a Delaware corporation (“Seller”). Buyer and Seller are referred to collectively herein as the “Parties”.

This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller shall sell to Buyer, certain assets (and assume certain liabilities) of the BU (as defined below) in consideration for cash. The Board of Directors of each of Buyer and Seller has approved and adopted this Agreement and the consummation of the transactions contemplated hereby.

Concurrently with the execution of this Agreement, Seller is entering into a Transition Services Agreement with Buyer and the individual set forth on Schedule 1 is entering into an employment agreement with Buyer or a Subsidiary of Buyer (the “Individual”).

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1. BASIC TRANSACTION.

1.1. Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall purchase from Seller, and Seller shall sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets (as defined below) and all right, title and interest therein and thereto, free and clear of any Lien, for the consideration specified below in this Section 1. Other than the Acquired Assets and rights with respect to Overlapping IP and Primarily Non-BU Contracts (as such terms are defined below) as more specifically set forth in this Agreement, Buyer shall not obtain any right, title or interest to any of Seller’s assets or properties. Notwithstanding anything to the contrary contained in this Agreement, Seller may retain copies of any Contract, books and records and any other document or materials that may be reasonably required to be maintained under the Applicable Law or for the performance of Seller’s obligations pursuant to the Transition Services Agreement, provided that Seller maintain such items in confidence using such efforts as Seller uses to maintain its own books and records confidential.

1.2. Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and fully pay, discharge, satisfy, perform and become responsible for all of the Assumed Liabilities (as defined below). Buyer will not assume, pay, discharge, satisfy, perform or have any responsibility or become liable with respect to any other Liability of Seller that is not an Assumed Liability.

1.3. Purchase Price; Escrow Amounts.

1.3.1. At the Closing, Buyer shall pay Seller the sum of $64,250,000 less the Transaction Costs (the “Purchase Price”) less the Indemnity Escrow Amount less the Financial Statements Escrow Amount, by way of wire transfer of immediately available funds to Seller’s bank account in accordance with the wire transfer instructions that will be provided by Seller to Buyer not later than three (3) business days prior to the Closing.

1.3.2. At the Closing, Buyer shall deposit with Wells Fargo Bank or such other escrow agent as shall be mutually agreed-upon by Buyer and Seller (the “Escrow Agent”) (i) an amount equal to the product of twelve percent (12%) multiplied by the Purchase Price (the “Indemnity Escrow Amount”) and (ii) an amount equal to $1,000,000 (the “Financial Statements Escrow Amount”). The Indemnity Escrow Amount plus any interest accrued thereon will be available to satisfy any amounts owed by Seller to Buyer under Section 7 of this Agreement in accordance with the terms of the Escrow Agreement attached hereto as Exhibit A (the “Escrow Agreement”). The Financial Statements Escrow Amount plus any interest accrued thereon shall be held (in a segregated sub-account), in accordance with the terms of the Escrow Agreement, pending the earlier to occur of (a) the delivery by Seller to Buyer of the Post-Closing Financial Statements in accordance with Section 5.5 below or (b) the Financials Delivery Date. Subject to and in accordance with the terms of this Agreement and the Escrow Agreement, if the Post Closing Financial Statements are delivered by Seller to Buyer in accordance with Section 5.5 below on or prior to the Financials Delivery Date, then all of the Financial Statements Escrow Amount shall be released by the Escrow Agent to Seller in accordance with the terms of the Escrow Agreement. If the Post-Closing Financial Statements are not delivered by Seller to Buyer on or prior to the Financials Delivery Date, all of the Financial Statements Escrow Amount shall be released by Escrow Agent to Buyer in accordance with the terms of the Escrow Agreement.

1.3.3. Transaction Costs.

(a) No later than three (3) business days prior to the Closing, Seller shall prepare and deliver to Buyer the Closing Balance Sheet (as defined below) accompanied by a certificate (the “Transaction Costs Certificate”) that sets forth (i) the respective amounts of all unpaid third party fees, costs or expenses incurred or expected to be incurred by Seller in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including any fees and expenses of legal counsel, financial advisors, auditor, broker, or other advisors or consultants), whether or not invoiced or billed prior to the Closing Date, which Seller has designated as transaction costs to be paid by Buyer and taken into account in determining the Purchase Price under Section 1.3 (collectively, the “Transaction Costs”), and (ii) the wire transfer instructions to such third party recipients’ bank accounts.

(b) At the Closing, Buyer shall pay to each of the third party recipients set forth in the Transaction Costs Certificate the respective portion of Transactions Costs payable thereto pursuant to the Transaction Costs Certificate, by way of a wire transfer of immediately available funds to such recipient’s bank account in accordance with the wire transfer instructions set forth in the Transaction Costs Certificate. If the full amount of the Transaction Costs are not paid to such third parties or if any portion of the Transaction Costs are refunded to Buyer, then Buyer shall, within two (2) business days, wire such amounts to Seller, in which case Buyer shall not be required to make any payment nor shall it have any other Liability in connection with any portion of the Transaction Costs which has been transferred to Seller as aforesaid. Nothing contained in this Agreement shall confer upon any third party any right with respect to such Transaction Costs or any portion thereof, whether or not listed in the Transaction Costs Certificate, with respect to such Transaction Costs (or any portion thereof) or any compensation or other benefit in connection with the transactions contemplated by this Agreement.

1.3.4. Taxes. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, mortgage taxes, intangible taxes, documentary recording taxes, license and registration fees, value added taxes and recording fees and other such taxes, fees and charges imposed by any Governmental Entity (including any penalties and interest), if any, imposed upon the transfer of the Acquired Assets and Assumed Liabilities hereunder and the filing of any instruments shall be paid one half by each of Buyer and Seller.

1.4. Closing; Deliveries at Closing.

1.4.1. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of documents and signatures, commencing at 9:00 a.m. (U.S. Central Daylight Time) on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date or time as the Parties may mutually determine (which time is designated as the “Closing Date”).

1.4.2. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 6.1 below; (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 6.2 below; (iii) Seller will execute, acknowledge (if appropriate), and deliver to Buyer (A) assignments (including Intellectual Property transfer documents, deeds, bills of sale and any other instrument necessary or appropriate to duly assign and transfer to Buyer all Acquired Assets), in form and substance reasonably acceptable to Buyer and Seller, and (B) such other instruments of sale, transfer, conveyance, and assignment as Buyer and its counsel may reasonably request; and (iv) Buyer and Seller will execute and deliver an assignment and assumption agreement in form and substance reasonably acceptable to Buyer and Seller and any other documents of assumption reasonably requested by Buyer and Seller.

1.5. Allocation.

1.5.1. Buyer shall prepare (with the cooperation and assistance of Seller), through a reputable U.S. national or international accounting firm, an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code Section 1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), to be attached to this Agreement following the Closing as Exhibit B.

1.5.2. Buyer shall bear the expenses of preparing such Purchase Price allocation. Buyer shall consult with Seller in the preparation of such allocation with respect to the content thereof. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation.

1.5.3. Buyer shall deliver a draft of Exhibit B for Seller’s review as soon as practicable following the Closing, but in any event prior to November 11, 2008; provided, however, that the portion of Exhibit B relating to the fixed assets that are Acquired Assets shall be delivered to Seller no later than September 30, 2008. The Parties shall finalize Exhibit B as soon as practicable, but in any event no later than June 1, 2009.

1.5.4. Buyer and Seller and their Affiliates shall report, act, and file tax returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocation prepared by Buyer. Neither Buyer nor Seller shall take any position (whether in audits, tax returns or otherwise) that is inconsistent with such allocation unless required to do so by Applicable Law.

1.6. Non-Assignable Contracts.

1.6.1. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Non-Assignable Contract (as defined below) or any claim, right or benefit arising thereunder or resulting therefrom if the agreement to assign or attempt to assign, without the consent or approval of a third party, would constitute a breach thereof or in any way adversely affect the rights of Seller or Buyer (assuming such assignment, as compared to Seller’s rights thereunder) thereunder.

1.6.2. It is the intention of the Parties that (i) all BU Contracts which are not Primarily Non-BU Contracts shall be assigned by Seller to Buyer, (ii) Seller and the parties to each BU Contract (other than Seller) which is a Primarily BU Contract shall enter into a Contract, on terms and conditions reasonably acceptable to Seller, vesting in Seller all claims, rights, benefits and obligations constituting, used by or relating to Seller’s activities outside of the BU under the respective original Primarily BU Contract with respect to the period thereafter (such Contracts described in this clause (ii) and clause (iv) below, the “Overlapping Substitute Contracts”); (iii) all BU Contracts which are Primarily Non-BU Contracts shall be amended by Seller, Buyer and the other parties thereto, in a manner reasonably acceptable to Buyer, to vest in Buyer all claims, rights, benefits and obligations to the extent such are constituting, used by or relating to the BU or the Products under the respective original Primarily Non-BU Contract (“Primarily Non-BU Contract Amendments”), and (iv) Buyer and the parties to each BU Contract (other than Seller) which is an Primarily Non-BU Contract shall enter into a Contract, on terms and conditions reasonably acceptable to Buyer, vesting in Buyer all claims, rights, benefits and obligations constituting, used by or relating to the BU or the Products under the respective original Primarily Non-BU Contract with respect to the period thereafter.

1.6.3. For such purpose, following the execution of this Agreement, Buyer and Seller shall use commercially reasonable best efforts to obtain all Third Party Consents, to execute and deliver all Primarily Non-BU Contract Amendments applicable to the BU Contracts, and to pursue and facilitate the execution and delivery of all Overlapping Substitute Contracts by

Buyer and the other applicable parties thereto. Subject to the limitations within the definition of commercially reasonable best efforts, Seller agrees to incur any reasonable costs associated with obtaining such Third Party Consents.

1.6.4. If any of the transactions contemplated by Section 1.6.2 above are not completed prior to the Closing, then, after the Closing and until such transactions are completed: (i) Seller shall continue to perform all of the obligations pursuant to such BU Contacts; (ii) Seller shall not be entitled to terminate any of the BU Contracts without Buyer’s prior written consent; and (iii), each of Buyer and Seller will use commercially reasonably best efforts to provide to Buyer all of the claims, rights and benefits of any such BU Contracts. The Parties shall mutually agree on the process for approaching parties to the BU Contracts so that such BU Contracts will either be assigned to Buyer or amended as set forth above.

1.6.5. To the extent that Buyer is provided the benefits pursuant to Section 1.6.4 above of any BU Contract, Buyer shall perform for the benefit of the other persons that are parties thereto the obligations of Seller thereunder and pay, discharge and satisfy any related liabilities that, but for the lack of an authorization, approval, consent or waiver to assign such liabilities to Buyer, would be Assumed Liabilities, in each case in accordance with the provisions of the applicable BU Contract.

1.6.6. Once authorization, approval, consent or waiver for the transfer of any such asset not transferred at the Closing is obtained, Seller shall transfer such asset to Buyer at no additional cost to Buyer.

1.6.7. Notwithstanding anything in this Agreement to the contrary, the failure to obtain an authorization, approval, consent or waiver and the failure to transfer any Non-Assignable Contracts or to amend any Primarily Non-BU Contract shall not constitute a breach of this Agreement by Seller, so long as Seller has used commercially reasonable best efforts to obtain each of the foregoing. In exercising its commercially reasonable best efforts to effect any action under this Agreement, Seller shall not be required to pay any consideration or compromise any rights not otherwise required by this Agreement to be compromised for any such authorization, approval, consent or waiver, other than filing, recordation or similar fees, which shall be reimbursed by the Buyer. Except as set forth in this Section 1.6, Buyer agrees that Seller and its Affiliates shall not have any liability whatsoever (including any liability under Section 7) to Buyer or its Affiliates arising out of or relating to the failure to obtain any such authorizations, approvals or consents that may be required in connection with the actions set forth in this Section 1.6.

1.7. Continued Employment.

1.7.1. The Parties agree that the continued services to Buyer after the Closing of certain employees is a material factor in determining the valuation of the Acquired Assets by Buyer.

(a) After execution of this Agreement, but prior to the Closing, Buyer (or a Subsidiary of Buyer) will make offers of employment on an “at will” basis on terms reasonably determined by Buyer (or a Subsidiary of Buyer) to be attractive to such employees and consistent with this Agreement to commence as of the Closing, including participation in equity and other incentive compensation plans in accordance with Buyer’s standard hiring and employment practices for similarly situated employees, to the following employees:

(i) the key employees listed on Schedule 1.7.1(a)(i) (the “Key Employees”);

(ii) subject to Section 5.9, the sales employees listed on Schedule 1.7.1(a)(ii) (the “Sales Employees”); and

(iii) subject to Section 5.9, the employees based in Seller’s Concord, CA facility who are listed on Schedule 1.7.1(a)(iii) (the “Other Concord Employees” and, together with the Individual, the Sales Employees and the Key Employees, the “Designated Employees”).

(b) Seller agrees to provide Buyer with reasonable access to the Designated Employees during normal working hours following the date of this Agreement to, among other things, deliver offers of employment and to provide information to the Designated Employees about Buyer. Seller shall use its commercially reasonable best efforts to encourage the Designated Employees to continue their employment with Seller until Closing and thereupon to accept and retain employment with Buyer (or a Subsidiary of Buyer), to effect the orderly transfer of such employees to Buyer (or a Subsidiary of Buyer) along with all personnel records for the Assumed Employees. For purposes hereof, a Designated Employee shall only be deemed to have accepted Buyer’s (or a Subsidiary of Buyer’s) offer of employment if such individual executes and delivers to Buyer (or a Subsidiary of Buyer) a written instrument, in form and substance reasonably acceptable to Buyer, including Buyer’s form of confidentiality, non-compete and invention assignment agreement, accepting the offer of employment made to such person as approved by Buyer, to be effective at the Closing Date and agreed in writing to terminate such employee’s existing employment agreement with Seller (to the extent terminable unilaterally by such employee), and such agreements shall be in full force and effect as of the Closing (an “Assumed Employee”).

(c) In addition to the covenants in Section 5.7, Seller agrees that it will not employ or attempt to hire or employ the Assumed Employees in any manner (i.e., as an employee or independent contractor) immediately following the Closing unless terminated by Buyer. Subject to Section 5.7, Seller further agrees that it will not make any attempt to solicit or encourage any of the Assumed Employees to terminate their employment with Buyer (or a Subsidiary of Buyer). Buyer agrees that Seller is permitted to provide any notices required to be sent to the Designated Employees under Applicable Law. Seller will bear all Liabilities arising, whether before or after the Closing Date, related to the Assumed Employees to the extent such Liabilities relate to such Assumed Employees’ employment with Seller. Buyer will bear all Liabilities arising after the Closing Date related to the Assumed Employees hired by Buyer (or a Subsidiary of Buyer) to the extent such Liabilities relate to such Assumed Employees’ employment with Buyer (or a Subsidiary of Buyer).

(d) The Assumed Employees shall be eligible to receive a closing bonus from Seller payable in the amounts set forth in Schedule 1.7.1(d).

(e) The Assumed Employees shall be eligible to receive retention payments in the amounts and in the manner set forth in Section 1.7.2 below.

1.7.2. Retention Amount

(a) Buyer (or a Subsidiary of Buyer) shall pay to each of the Assumed Employees, subject to reduction pursuant to Section 1.7.2(b) below or acceleration pursuant to Section 1.7.2(c) below, a retention bonus in the amount set forth opposite the name of such Assumed Employee on Schedule 1.7 attached hereto (the “Retention Amount”) as follows:

(i) in the case of the Individual, an amount equal to six (6) months of such Individual’s base salary on the first year anniversary of the Closing Date;

(ii) in the case of a Key Employee, an amount equal to five (5) months of such Key Employee’s base salary on the first year anniversary of the Closing Date;

(iii) in the case of an Other Concord Employee, an amount equal to two (2) months of such Other Concord Employee’s salary on the six (6) month anniversary of the Closing Date; or

(iv) in the case of a Sales Employee, an amount equal to one (1) month of such Sales Employee’s base salary on the six (6) month anniversary of the Closing Date.

(b) Subject to Section 1.7.2(c) below, each Retention Amount shall be paid to the respective Assumed Employee on the applicable anniversary of the Closing Date as contemplated by Section 1.7.2 only if such Assumed Employee remains employed by Buyer (or a Subsidiary of Buyer) as of such anniversary, and the Assumed Employee shall not be entitled to any portion of the Retention Amount otherwise due and payable with respect to any period after the date that the Assumed Employee’s employment with Buyer (or a Subsidiary of Buyer) terminates. Any portion of the Retention Amount which is not paid to any Assumed Employee pursuant to this Section 1.7.2(b) or Section 1.7.2(c) shall not be payable, Buyer shall have no obligation to pay such amount, and neither Seller nor any other Assumed Employee nor other party shall have any right to such amount.

(c) Notwithstanding Section 1.7.2(b) above, if any Assumed Employee’s employment with Buyer (or a Subsidiary of Buyer) is terminated by Buyer other than for Cause, such Assumed Employee shall be entitled to receive a portion of the respective Retention Amount otherwise payable to such Assumed Employee in accordance with Section 1.7.2(a) above, in an amount equal to the product of (A) such Retention Amount, multiplied by (B) the quotient yielded by dividing (1) the number of whole months elapsed between the Closing Date and the date of termination of such Assumed Employee’s employment, by (2) twelve (12) months in the case of the Individual or a Key Employee, or six (6) months in the case of an Other Concord Employee or Sales Employee, and the Assumed Employee shall not be entitled to any other portion of the Retention Amount otherwise payable to the Assumed Employee after such termination date. If any Assumed Employee’s employment with Buyer (or a Subsidiary of Buyer) is terminated by Buyer (or such Subsidiary of Buyer) for Cause, such Assumed Employee shall not be entitled to receive any portion of the respective Retention

Amount. As used herein, “Cause” means a termination of Assumed Employee’s employment by the employer for any of the following reasons, as determined by the employer in its reasonable discretion: (A) neglect or failure or refusal of Designated Employee to perform his or her duties, which is not cured within 10 business days after notice thereof, (B) the Assumed Employee’s gross negligence in connection with his or her employment, (C) the Assumed Employee’s engaging in gross misconduct, (D) the Assumed Employee’s being convicted of, or pleading guilty or no contest to, a crime or serious offence, including any indictable offence, (E) the Assumed Employee’s committing an act of fraud against, or the misappropriation of property belonging to, Buyer or any of its direct or indirect Affiliates, or (F) a breach by the Assumed Employee of any confidentiality or proprietary information agreement regarding Buyer or any of its direct or indirect Affiliates.

1.7.3. No Third Party Beneficiary Rights. Nothing contained in this Agreement shall confer upon any Assumed Employee any right with respect to continuance of employment with Buyer (or a Subsidiary of Buyer) after the Closing, nor shall anything herein interfere with the right of Buyer to terminate the employment of any Assumed Employee for any reason or no reason at any time, with or without Cause and with or without notice. No provision of this Agreement shall create any third party beneficiary rights in any Assumed Employee, or any beneficiary or dependents thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Assumed Employee by Buyer (or a Subsidiary of Buyer) or under any Employee Benefit Plan which Buyer (or a Subsidiary of Buyer) may maintain.

1.8. Certain Definitions. For purposes of this Agreement, the term:

“Acquired Assets” means all right, title, and interest in and to all of the assets constituting, used by or relating to BU or the Products, including without limitation all of its:

(a) BU Intellectual Property and Software, goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder (including rights to prepare, reproduce and distribute copies, compilations and derivative works), remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions,

(b) Confidential Information, technical, processing, manufacturing or marketing information, including new developments, inventions, know-how, processes, ideas and trade secrets and documentation thereof (including related papers, blueprints, drawings, notebooks, specifications, designs, schematics, program specifications, charts, procedures, architecture, structure, object codes, input data, diagnostic and other routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions and flow charts, display screens, layouts and development tools), information systems, programs, software and documentation thereof (including all electronic data processing systems, program specifications, source codes, logs, input data and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material) which are used or intended to be used by BU) and all claims and rights related thereto,

(c) the Product(s), Products code(s), algorithm and user manuals, data sheets, marketing and promotional material, and other documentation (both in written and electronic form) relating to the Product(s), including any and all Intellectual Property evidenced by or embodied therein and Confidential Information relating thereto,

(d) the Concord Lease (as defined below), if assigned pursuant to the terms set forth herein,

(e) tangible personal property (such as machinery, equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies, molds, patterns, machinery and equipment, whether owned or leased, whether in the possession of Seller or vendors),

(f) Primary Contracts and, subject to the terms of this Agreement, the Primarily BU Contracts and the rights pursuant to Primarily Non-BU Contracts,

(g) rights under Seller’s or any of its Subsidiaries’ agreements with Assigned Employees or service providers concerning confidentiality, non competition and the assignment of inventions to the extent applicable to the Acquired Assets or BU,

(h) customer files, all lists of customers, suppliers and vendors, all rights and claims under sales or license Contracts, customer, distributor, OEM or VAR orders, service agreements, purchase orders, dealer, distributorship, OEM, VAR or reseller agreements and other similar commitments pertaining solely to BU,

(i) prepaid expenses, deferred charges and cash advanced by customers of BU and rights to volume rebates due from suppliers,

(j) office furnishings, display racks, shelves, decorations, equipment, telephone and telecopy numbers, fixtures and supplies,

(k) claims, deposits, pre-payments, refunds, causes of action, choses in action, rights of recovery, rights of set-off, and rights of recoupment (including any such item relating to the payment of taxes),

(l) Permits (to the extent assignable), and

(m) books, records, ledgers, files, documents, correspondence, lists, plats, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials;

provided, however, that the Acquired Assets shall not include (i) Cash, notes, and accounts receivable, (ii) any of the rights of Seller under this Agreement (or under any other agreement between Seller on the one hand and Buyer or any of its Affiliates on the other hand entered into on or after the date of this Agreement), or (iii) any title or interest in, or rights to (other than pursuant to Section 5.6) the Overlapping IP.

“Affiliate” means, as applied to any party, (i) any other Person directly or indirectly controlling, controlled by or under common control with, that party, (ii) any other Person that owns or controls twenty-five percent (25%) or more of any class of equity interest (including any equity interest issuable upon the exercise of any option) of that party, or (iii) any member, partner or executive officer of such party. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any party, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that party, whether through ownership of voting equity interests, by contract or otherwise.

“Applicable Law” means, with respect to any person, any domestic or non-U.S., federal, state or local statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity existing as of the date hereof or as of the Closing applicable to such person or any of its respective properties, assets, officers, directors, employees, consultants or agents.

“Assumed Liabilities” all obligations of BU (but only to the extent they are specifically set forth on Schedule 1.2 hereto) under the Primary Contracts actually assigned to Seller at Closing, under the Primarily BU Contracts upon their assignment to Buyer, whether at or following the Closing, and under the Primarily Non-BU Contracts upon their amendment as contemplated by Section 1.6.2, whether at or following the Closing (i) to furnish goods, services, and other non-Cash benefits to another party after the Closing in the Ordinary Course of Business, (ii) to pay for goods, services, and other non-Cash benefits that another party will furnish to it after the Closing in the Ordinary Course of Business and (iii) otherwise perform under the terms of such Contracts with respect to all periods following the Closing. Anything in this Agreement to the contrary notwithstanding, the Assumed Liabilities shall not include (i) any Liability of Seller for taxes (with respect to BU or otherwise), (ii) any Liability of Seller for any income, transfer, sales, use, and other taxes arising in connection with the consummation of the transactions contemplated hereby, (iii) any Liability of Seller for the unpaid taxes of any Person under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract or otherwise, (iv) any obligation of Seller to indemnify any Person (including any of Seller stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of Seller or any of its Subsidiaries or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (v) any Liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby in excess of the Transactions Costs set forth in the Transaction Costs Certificate, (vi) any Liability of Seller with respect to any litigation or claim outstanding or threatened as of the Closing, (vii) any Liability of Seller arising out of transactions, commitments, infringements, acts or omissions by or on behalf of Seller or BU prior to the Closing (other than, after the Closing, obligations to perform under the BU Contracts, including without limitation, warranties, as set forth in the first Sentence of this definition), (viii) any Liability due to Products sold or services rendered by Seller or BU or any of their predecessors or Affiliates at or prior to the Closing with respect to any claim of infringement of a third-party’s Intellectual Property; (ix) any Liability of Seller arising from or in connection with any administrative ruling or other order, stipulation or decree of any state or local agency, or the violation of any state or local act, statute, rule or regulation, decree or ordinance, (x) any Liability of Seller relating to Indebtedness or Guarantees, (xi) any Liability arising from or relating to any agreement referred to in Section 1.6.1 below which is not assignable to Buyer without the consent of another party and to which assignment such other party’s consent has not been obtained and no other arrangements have been made to provide Buyer with the full benefits intended to be assigned to Buyer under such agreements; (xii) any Liability attributable to any assets, properties, rights or interests which are not included in the Acquired Assets; or (xiii) any Liability or obligation of Seller under this Agreement (or under any side agreement between Seller on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

“BU” means Seller’s identity and access management product line and related business and operations.

“BU Intellectual Property” means Intellectual Property: (i) related to, connected with or required for the operation (including, research, development, sales marketing and distribution) of the BU as conducted and as presently proposed to be conducted; or (ii) which is embodied in, or evidenced by, any of the Products or which any of the Products utilize, based upon or driven from (or, with respect to Products currently under development, that is expected to embody, utilize, or be based upon or derived from), other than, in the case of either clause (i) or (ii) above, the Overlapping Intellectual Property.

“Cash” means cash and cash equivalents (including marketable securities and short-term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the business and affairs of BU that is not already generally available to the public.

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, Guarantee, lease, purchase order, sale order, or other claim, contract, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking, whether oral or written (in each case, including all amendments thereto).

“Damages” of any Person shall mean any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses, damages, liabilities, taxes, costs and expenses incurred by such Person, including interest, penalties and attorneys’ fees, third party expert and consultant fees and expenses, fines, judgments, awards and financial responsibility for investigation, removal and cleanup costs, natural resource damages, government oversight costs.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of the ERISA) and any other employee benefit plan, program or arrangement of any kind.

“Governmental Entity” means any U.S. Federal, state or local, domestic or foreign, government or any court or quasi-judicial or administrative agency or commission of any federal, state, local, or foreign jurisdiction or other governmental or regulatory authority or agency, domestic or foreign.

“Guarantee” of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “Primary Obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (a) United States, international and other patents and applications therefor and all divisions, continuations, continuations-in-part, renewals, extensions, revisions, reissues and re-examinations relative thereto, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (b) copyrights and all works of authorship including all translations, adaptations, combinations, compilations and derivations of each of the foregoing, whether or not registered; (c) registered and unregistered trademarks, trade names, brand names, service marks, service names, trade dress, logos and corporate names including all translations, adaptations, combinations and derivations thereof, together with all common law rights and all goodwill associated with each of the foregoing; (d) technology, know-how, methods, processes, systems, trade secrets, inventions (whether or not patentable, copyrightable or susceptible to any other form of legal protection and whether or not reduced to practice), proprietary data, formulae, research and development data, and confidential information (including conceptions, ideas, innovations, manufacturing, development and production techniques, drawings, specifications, designs, proposals, financial and accounting data, business and marketing plans, customer and supplier lists and related information and documentation), in each case irrespective of whether in human or machine readable form; (e) computer software (including both source and object code) and all related program listings and data, systems, user and other documentation; (f) mask works; (g) industrial designs; (h) databases and data collections and all rights therein; (i) Internet addresses, sites and domain names and numbers; (j) all applications, registrations, renewals and extensions for any and each of the foregoing throughout the world; and (k) any similar or equivalent rights to any of the foregoing anywhere in the world, and all other forms of right by which one may effectively exclude another from using or otherwise enjoying any, some or all of the foregoing.

“Inventories” means finished goods, raw materials and ingredients, work-in-process, consignment goods, wares, merchandise, wrapping, packing materials and similar items.

“Indebtedness” of any Person means (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by such Person, (viii) all capital lease obligations of such Person, (ix) all obligations of such Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (x) all obligations of such Person as an account party in respect of letters of credit and bankers’ acceptances.

“Knowledge” or “known” means, with respect to any matter in question, the knowledge of the matter that any employee listed in the applicable section of the Disclosure Schedule or any executive officer of Seller has or should have of such matter, in each case, after due inquiry and investigation.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which BU holds the Concord Lease, including the right to all security deposits and other amounts and instruments deposited by or on behalf of BU thereunder.

“Liability” means, with respect to any person, any liability or obligation of such person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise and whether or not the same is required to be accrued on the financial statements of such person, including any liability for taxes.

“Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

“Material Adverse Effect” means any state of facts, change, effect, condition, development, event, occurrence or circumstance, which individually or in the aggregate (i) has had or may reasonably be expected to have a material adverse effect on, or a material adverse change in, as the case may be, the results of operations, prospects, assets, liabilities or business condition (financial or other) of the BU or the Acquired Assets, taken as a whole, or (ii) would prevent or materially delay Seller’s ability to consummate the transactions contemplated hereby other than a state of facts, change, effect, condition, development, event, occurrence or circumstance relating to or arising from (either alone or in combination) (A) the economy or the financial markets in general, (B) changes in Applicable Laws after the date hereof, (C) changes in GAAP or regulatory accounting principles after the date hereof, (D) changes caused by the announcement or performance of this Agreement and the transactions contemplated hereby (including compliance with the covenants set forth herein and any action taken or omitted to be taken by Seller at the written request or with the prior written consent of Buyer), (E) any natural disasters or acts of war, sabotage or terrorism involving the United States of America or its interests, or an escalation or worsening thereof, (F) any failure by Seller to meet revenue or earnings projections, in and of itself, and (G) any breach by Buyer of this Agreement; provided, however, that with respect to clauses (A), (B), (C), (D) and (E), such change, effect, fact, event or circumstance does not disproportionately affect in any material respect the BU, taken as a whole, as compared to similarly situated companies in the industry that are affected by such change, effect, fact, event or circumstance. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.

“Non-Assignable Primary Contracts” means Primary Contracts which are not assignable according to their terms.

“Non-Assignable Contracts” means Non-Assignable Primary Contracts, and Primarily Non-BU Contracts and Primarily BU Contracts which are not assignable according to their terms.

“Order” means any judgment, order, writ, injunction, legally binding agreement with a Governmental Entity, stipulation, ruling, charge or decree.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Overlapping IP” means the Software used in the order fulfillment process as described in Section 2.14.3 of the Disclosure Schedule.

“Person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Primarily BU Contract” means each Contract which is related or connected primarily to the BU but also relates to other business units, activities or product lines of Seller.

“Primarily Non-BU Contract” means each Contract which is related or connected to the BU but is primarily related to other business units, activities or product lines of Seller (i.e., under which billings related to the BU during the period from January 1, 2007 through June 30, 2008 were exceeded by billings related to other business units, activities or product lines of Seller).

“Primary Contract” means a Contract related or connected solely to the BU and not to any other product lines of Seller outside of the BU.

“Product or Products” each product currently being designed, developed, manufactured, marketed, distributed, provided, licensed, or sold by the BU, including without limitation the products listed in Section 2.14.1 of the Disclosure Schedule.

“Registered Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (a) United States, international and other patents and applications therefor and all divisions, continuations, continuations-in-part, renewals, extensions, revisions, reissues and re-examinations relative thereto, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (b) registered trademarks, trade names, brand names, service marks, service names, trade dress, logos and corporate names including all translations, adaptations, combinations and derivations thereof (but excluding any common law rights and all goodwill associated with each of the foregoing); and (c) Internet addresses, sites and domain names, provided that the foregoing will only apply to the BU Intellectual Property.

“Subsidiary” or “Subsidiaries” (whether or not capitalized) of any person means any corporation, partnership, limited liability company, association, trust, joint venture or other legal entity of which such person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“taxes” means all (A) U.S. Federal, state and local, domestic and foreign, taxes, assessments, duties, fees (including universal service fund fees) or similar charges of any kind whatsoever, including all corporate franchise, income, sales, use, ad valorem, receipts, value added, profits, license, withholding, employment, excise, property, net worth, capital gains, transfer, stamp, documentary, social security, national insurance, payroll, environmental, alternative minimum, occupation, recapture and other taxes, and including any interest, penalties, and additions imposed with respect to such amounts; (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group; (C) liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other Person with respect to the payment of any amounts of the type described in clause (A) or (B); and (D) liability for the payment of any amounts as a result of transferee or successor liability with respect to the payment of any amounts of the type described in clause (A), (B) or (C);

“taxing authority” means any U.S. Federal, state or local, domestic or foreign, governmental body (including any subdivision, agency or commission thereof), or any quasi-governmental body, in each case, exercising regulatory authority in respect of taxes;

“tax return” means all returns, declarations of estimated tax payments, reports, estimates, information returns and statements, including any schedules, exhibits, related or supporting information with respect to any of the foregoing, filed or to be filed with any taxing authority in connection with the determination, assessment, collection or administration of any taxes.

“Third Party Consents” means the third party consents and amendments required for the assignment or the amendment of the Non-Assignable Contracts.

2. SELLER’S REPRESENTATIONS AND WARRANTIES.

Seller represents and warrants to Buyer that, except as set forth on the Disclosure Schedule attached as Exhibit C to this Agreement (the “Disclosure Schedule”), which exceptions shall be deemed to be part of the representations and warranties made hereunder, the statements contained in this Section 2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 2), except as otherwise expressly indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Section 2, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify only each representation and warranty set forth in this Section 2 that is specifically identified (by cross-reference or otherwise) in the Disclosure Schedule as being qualified by such exception, except to the extent that relevance to another section or subsection is reasonably clear on the face of such disclosure.

2.1. Organization, Standing, Qualification and Corporate Power. Seller (i) is a corporation duly organized and validly existing under the Applicable Law of the State of Delaware and (ii) has all requisite corporate power and authority to enable it to use its corporate name and to own, lease or otherwise hold and operate its properties or assets and to carry on its business as presently conducted. Seller is duly qualified or licensed to do business and is in good standing in each jurisdiction in which such concept is recognized and in which the nature of its business or the ownership, leasing or operation of its properties or assets makes such qualification or licensing necessary, other than where the failure to be so qualified or licensed individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on the BU.

2.2. Authority; Noncontravention. Seller has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the provisions hereof. The execution, delivery and performance of this Agreement by Seller, the consummation by Seller of the transactions contemplated hereby and the compliance by Seller with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Seller, and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes a valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Seller with the provisions of this Agreement do not and will not conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a benefit under, or result in the creation of any Lien in or upon any of the Acquired Assets under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, any provision of (a) Seller’s charter documents (including its Certificate of Incorporation), (b) any Contract or (c) subject to the governmental filings and other matters referred to in the following sentence, any (i) Applicable Law or (ii) Order, in each case applicable to the BU or any of the Acquired Assets, other than, in the case of clauses (b) and (c), any such conflicts, violations, breaches, defaults, rights, losses, Liens or entitlements that individually or in the aggregate could not reasonably be expected to (A) have a Material Adverse Effect on the BU, (B) impair in any material respect the ability of Seller to perform its obligations under this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of any of the transactions contemplated by this Agreement. No consent, approval, Order or authorization of, or registration, declaration or filing with any Governmental Entity, is required by or with respect to Seller in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby or the compliance with the provisions of this Agreement, except for such consents, approvals, Orders, authorizations, registrations, declarations and filings (x) which are listed on Section 2.2 of the Disclosure Schedule or (y) the failure of which to be obtained or made individually or in the aggregate could not reasonably be expected to (A) have a Material Adverse Effect on the BU, (B) impair in any material respect the ability of Seller to perform its obligations under this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the transaction contemplated by this Agreement. Seller is not subject to any rights of first refusal, rights of first offer or other similar rights of any Person that would be applicable to the transactions contemplated by this Agreement. As of the Closing, Seller will have delivered to Buyer complete and correct copies of any filing made by Seller with any Governmental Entity at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby. Correct and complete information regarding Seller’s (and Seller’s Affiliates) sales for the period between January 1, 2007 and June 30, 2008 (with a breakdown of total sales and the sales relevant to the BU) in each of the following jurisdictions were delivered to Buyer prior to the date hereof: US, Israel, UK, Germany, France and Italy.

2.3. Financial Statements.

2.3.1. Section 2.3.1 of the Disclosure Schedule sets forth (a) the unaudited carved-out contribution margin statement of the BU for the fiscal year ended on December 31, 2007 (collectively, the “2007 Financial Statements”), and (b) the unaudited carved-out contribution margin statement of the BU for the six-month period ended June 30, 2008 (collectively, the “Interim Financial Statements”, and together with the 2007 Financial Statements, the “Financial Statements”). The Financial Statements (i) are true and correct, (ii) were derived from and prepared in accordance with the underlying books and records of Seller and Seller’s financial statements, which were prepared in accordance with GAAP, consistently applied, throughout the periods covered thereby, and (iii) fairly and accurately present, in all material respects, the results of operations of BU for the periods then ended. There were no changes in the method of application of Seller’s accounting policies or changes in the method of applying Seller’s use of estimates in the preparation of the Interim Financial Statements as compared with the Financial Statements.

2.3.2. Internal Controls over Financial Reporting. Solely with respect to the BU:

(a) The books, records and accounts of Seller, all of which have been made available to Buyer, are complete and accurate in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and GAAP.

(b) Seller’s system of internal controls over financial reporting is sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management, and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Seller’s assets.

2.4. Indebtedness. Seller has no outstanding Indebtedness, and has not provided any Guarantees, related to the BU.

2.5. Absence of Certain Changes or Events. Since December 31, 2007:

2.5.1. Seller has conducted the BU business in the Ordinary Course of Business so as to preserve the Acquired Assets and the BU and the goodwill of the suppliers, customers, distributors and others having business relations with the BU;

2.5.2. there has not been any Material Adverse Effect on Seller or the BU;

2.5.3. there has not been (i) (A) any grant by Seller of any loan or increase in compensation, perquisites or benefits or any bonus or award opportunity, or (B) any payment by Seller of any bonus or award, in each case to any current or former employee, contractor or consultant (including employees or independent contractors or consultants providing services to the BU) of the BU (each, a “Participant”), (ii) any grant by Seller to any Participant of any increase in severance, change in control, termination or similar compensation or benefits, (iii) any entry by Seller into, any amendment of or modification to or agreement to amend or modify (or announcement of an intention to amend or modify) or any termination of (A) any employment, deferred compensation, severance, change in control, termination, employee benefit, loan, indemnification, retention, share repurchase, share option, share appreciation right, performance unit, share-based award, consulting or similar Contract between Seller, on the one hand, and any Participant, on the other hand, (B) any Contract between Seller, on the one hand, and any Participant, on the other hand, the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Seller or the BU of the nature contemplated by this Agreement (alone or in combination with any other event) or (C) any trust or insurance Contract or other agreement to fund or otherwise secure payment of any compensation or benefit to be provided to any Participant (all such agreements under this clause (iii), collectively, “Benefit Agreements”), (iv) any payment to any Participant of any benefit not provided for under any Employee Benefit Plan or Benefit Agreement, other than the payment of cash compensation in the Ordinary Course of Business, (v) any amendment to or modification of or agreement to amend or modify (or announcement of an intention to amend or modify) Seller stock incentive plans, (vi) any action to accelerate, or which could reasonably be expected to result in the acceleration of, the timing of vesting or payment of any rights, compensation, benefits or funding obligations, or any material determinations, under any collective bargaining agreement, Employee Benefit Plan, Benefit Agreement or otherwise (including in connection with this Agreement and the transactions contemplated hereby) or (vii) any other grant by Seller of any awards or rights under any Employee Benefit Plan or Benefit Agreement (including the grant of stock options, share appreciation rights, performance units, restricted shares or other share-based awards, or the removal of existing restrictions in any Contract, Employee Benefit Plan or Benefit Agreement or awards made thereunder). Since December 31, 2007, Seller did not dismiss or provided notice of termination of the employment to any Participant.

2.5.4. Seller has continued all pricing, sales, receivables, payables or Inventory production practices in the Ordinary Course of Business and has not engaged in (i) any trade loading practices or any other promotional sales or discount activity with any customers, distributors, resellers or other channels/ partners which could reasonably be expected to have the effect of accelerating to pre-Closing periods sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in post-Closing periods, (ii) any practice which could reasonably be expected to have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods, (iii) any practice which could reasonably be expected to have the effect of postponing to post-Closing periods payments by Seller that would otherwise be expected (based on past practice) to be made in pre-Closing periods or (iv) any other promotional sales, discount activity, deferred revenue activity or Inventory overstocking or understocking, in each case in this clause (iv) in a manner outside the Ordinary Course of Business. Since December 31, 2007, Seller has not overstocked or understocked Inventory or produced Inventory in excess of, or failed to produce Inventory in amounts comparable to, amounts that would be expected to be produced by Seller in post-Closing periods or otherwise in amounts in excess of or below those amounts of Inventory produced by Seller in the Ordinary Course of Business.

2.5.5. Seller has not: (i) made any material change in the accounting methods or practices it follows related to BU other than as required by Applicable Law or GAAP; (ii) sold, assigned, transferred or licensed any patents, trademarks, trade names, copyrights, trade secrets or other intangible material assets, in each case, used primarily in connection with the BU, except nonexclusive licenses in the Ordinary Course of Business; (iii) sold, leased, licensed, transferred, or otherwise disposed of any of its material properties or assets primarily used in the BU, except Inventory sold or transferred in the Ordinary Course of Business and obsolete or worn out equipment sold or otherwise disposed of in a manner consistent with past practice which was not otherwise material (individually or in the aggregate) to the BU, or canceled any material indebtedness or waived any material claims or rights of material value; (iv) suffered any damage to or destruction or casualty of (whether or not covered by insurance) any asset individually or in the aggregate material to the operation of the BU; (v) failed to pay any creditor any material amount arising from the operation of the BU owed to such creditor when due, other than good faith disputes and trade payables arising in the Ordinary Course of Business and not past due more than sixty (60) days; (vi) defaulted on any material obligation relating to the conduct or operation of the BU without curing such default; (vii) incurred or assumed any Liabilities with respect to the BU, other than in the Ordinary Course of Business; or (viii) amended, cancelled or terminated any Contract that is an Acquired Asset or entered into any Contract primarily related to the BU, other than in the Ordinary Course of Business;

2.5.6. there has not been any agreement by Seller to do any of the things described in the preceding subsections 2.5.1 through 2.5.5.

2.6. Litigation. There is no suit, claim, action, arbitration, investigation or proceeding (“Litigation”) pending or, to the Knowledge of Seller, threatened by or against or affecting the BU or any Participant, nor is there any Order or arbitrator outstanding against, or, to the Knowledge of Seller, investigation by any Governmental Entity involving the BU or any Participant.

2.7. Contracts.

2.7.1. Section 2.7 of the Disclosure Schedule sets forth, with specific reference to each subsection, each of the following Contracts to which Seller is a party or bound, used by,

relating to or otherwise connected with, in whole or in part, the BU (the “BU Contracts”); provided, however, that, with respect to customer and channel partner Contracts, this Section 2.7 shall only require the top ten customer contracts and top 30 channel contracts, in each case, on the basis of total billings of the BU for the period from January 1, 2007 to June 30, 2008 (such BU Contracts, the “Material Contracts”), to be listed:

(i) Each Primary Contract (Section 2.7(i) also indicates the contracting partner (e.g., direct Customer, channel partner, supplier, etc.));

(ii) Each Primarily Non-BU Contract (Section 2.7(ii) also indicates the contracting partner (e.g., direct Customer, channel partner, supplier, etc.));

(iii) Each Primarily BU Contract;

(iv) Each Non-Assignable Primary Contract;

(v) each BU Contract made outside the Ordinary Course of Business;

(vi) each employment-related BU Contract that is (A) of a nature for which Seller has a standard form agreement but that deviates (except with respect to salary payable thereunder) from such form agreement or (B) not terminable at will by Seller without any penalty and without any obligation of Seller to pay severance, termination or other amounts (other than accrued base salary, accrued commissions, accrued vacation pay and legally mandated benefits);

(vii)(A) each employee collective bargaining agreement with any labor union or similar organization, (B) each plan, program or BU Contract that provides for the payment of bonus, severance, change in control, termination or similar types of compensation or benefits related to a corporate transaction involving Seller or upon the termination or resignation of any Participant and (C) each plan, program or BU Contract that provides for medical, life insurance or similar benefits for Assumed Employees upon their retirement from, or termination of employment with or services for, Seller;

(viii) each BU Contract pursuant to which a Designated Employee has agreed to non-solicitation or non-competition obligations, or any BU Contract in which Seller has agreed not to engage in any activity or business, or pursuant to which any benefit is required to be given or lost as a result of such activity;

(ix) each BU Contract (including consulting and services agreements) which provides for “exclusivity” or any similar requirement in favor of any Person other than Seller, or under which Seller is restricted in any respect in the distribution, licensing, marketing, purchasing, development or manufacturing of its products or services in the United States or any foreign jurisdiction;

(x) each BU Contract with (A) any Affiliate of Seller or (B) any Participant or any current or former director, officer or employee, contractor or consultant of any Affiliate of Seller (other than employment BU Contracts referred to in clause (ii) above, Employee Benefit Plans and Benefit Agreements);

(xi) each BU Contract under which Seller has agreed to indemnify any Person;

(xii) each BU Contract creating or granting a Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices);

(xiii) each BU Contract that requires consent, approval or waiver of, or notice to, a Governmental Entity or other third party in the event of or with respect to the asset purchase or the transactions contemplated by this Agreement, including in order to avoid termination of or loss of a benefit under any such BU Contract;

(xiv) each BU Contract providing for future performance by Seller in consideration of amounts previously paid to Seller, or which has resulted or will result in deferred revenue under GAAP;

(xv) each BU Contract providing for future performance by Seller with more than a 20% discount off the standard or usual charges of Seller to be due for such performance (it being understood that for purposes of this clause (xv), the standard or usual charges shall be deemed to equal 75% of list prices, to take into account customary channel partner discounts);

(xvi) each BU Contract of a nature for which Seller has a standard form agreement but that deviates from such standard form agreement other than with respect to pricing;

(xvii) each BU Contract containing (whether in the BU Contract itself or by operation of Applicable Law) any provisions (A) prohibiting, or imposing a restriction on, a “change of control” of Seller or the BU, (B) prohibiting or imposing any restrictions on the assignment of such BU Contract or any portion thereof by Seller to any other Person (without regard to any exception permitting assignments to Subsidiaries or Affiliates), (C) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement (alone or in combination with any other event) or the execution, delivery or effectiveness of this Agreement (alone or in combination with any other event) will conflict with, result in a violation or breach of, or constitute a default under (with or without notice or lapse of time, or both), such BU Contract or give rise under such BU Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or loss of a benefit, or the creation of any Lien in or upon any of the properties or assets of Seller or Buyer, or to any increased, guaranteed, accelerated or additional rights or entitlements of any Person or (D) having the effect of providing that the consummation of any of the transactions contemplated by this Agreement (alone or in combination with any other event) or the execution, delivery or effectiveness of this Agreement (alone or in combination with any other event) will require that a third party be provided with access to source code or that any source code be released from escrow and provided to any third party (any such provision of the nature described in clause (A), (B), (C) or (D), a “Restrictive Provision”);

(xviii) each BU Contract providing for payments of royalties, franchise fees, commissions, other license fees or other transactional fees to third parties, including Governmental Entities;

(xix) each BU Contract granting a third party any license to Intellectual Property that is not limited to the internal use of such third party;

(xx) each BU Contract granting the other party to such Contract or a third party “most favored nation” or similar status;

(xxi) each BU Contract that guarantees or warrants that any of the products or services of the BU is fit for any particular purpose or that guarantees a result or commits to performance levels;

(xxii) each BU Contract pursuant to which Seller has been granted any license to Intellectual Property;

(xxiii) each BU Contract providing for any license or franchise granted by Seller pursuant to which Seller has agreed to provide any third party with access to source code or to provide for source code to be put in escrow or to refrain from granting license or franchise rights to any other Person;

(xxiv) each BU Contract containing any “non-solicitation” or similar provision that restricts Seller;

(xxv) each BU Contract providing for monetary liquidated damages;

(xxvi) each BU Contract entered into by Seller in the last two years in connection with the settlement or other resolution of any Litigation;

(xxvii) each BU Contract between Seller and (i) the top 10 customers of Seller, being those who have generated to Seller at least 80% of the total recognized revenues from the sale of the Products to direct customers (i.e., other than to or through Resellers) during the period from January 1, 2007 through June 30, 2008 (the “Customers”), (ii) the top 10 vendors and suppliers of Seller (the “Vendors”), (iii) the top 25 distributors or resellers of Seller, being those who have generated to Seller at least 80% of the total recognized revenues from the sale of the Products through business partners (i.e. other than to or through Customers) during the period from January 1, 2007 through June 30, 2008 (the “Business Partners”), and (iv) the top 10 service providers of Seller (the “Service Providers”), in the case of clauses (ii) and (iv), based on fiscal 2007 spend, as applicable;

(xxviii) each BU Contract providing confidential treatment by Seller of third party information which contains restrictions on Seller’s or any Participant’s use of such third party information;

(xxix) each BU Contract not containing a waiver of incidental, consequential, punitive, indirect and special damages in favor of Seller (and its assignees) in all circumstances;

(xxx) each BU Contract with any independent contractor or consultant (excluding any entities) of Seller;

(xxxi) each BU Contract with a Government Entity or with any other Person that includes special requirements regarding citizenship or domicile or requirements with respect to special clearances or licenses; and

(xxxii) each BU Contract providing for any specific Product development or Product customization.

2.7.2. Each Material Contract is in full force and effect and is a valid and binding agreement of Seller and, to the Knowledge of Seller, of each other Party thereto, enforceable against Seller and, to the Knowledge of Seller, against the other Party or parties thereto, in each case, in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Seller has performed or is performing all material obligations required to be performed by it under each Material Contract and is not (with or without notice or lapse of time or both) in material breach or default thereunder, and, to the Knowledge of Seller, no other party to any of the Material Contracts is (with or without notice or lapse of time, or both) in material breach or default thereunder. To the Knowledge of Seller, there are no circumstances that are reasonably likely to occur that could reasonably be expected to materially and adversely affect the BU’s ability to perform its obligations under any Material Contract.

2.7.3. Seller has delivered to Buyer (by posting to the virtual data room used by the Parties) complete and correct copies of all Material Contracts, as amended, and no Material Contract has been modified, rescinded or terminated. Seller has disclosed to Buyer the terms and status of all negotiations in respect of any proposed Material Contracts with any Customer, Vendor or Business Partner. Since December 31, 2007, none of the Customers, Vendors or Business Partners has terminated, failed to renew or requested in writing any amendment to any Material Contract or any of its existing relationships with Seller.

2.8. Compliance with Laws.

2.8.1. The BU has been and is being operated in compliance with all Applicable Laws and Orders applicable to the BU, except for violations which, individually or in the aggregate, would not have a Material Adverse Effect. Seller has not received a written notice alleging a possible violation of any Applicable Law or Order applicable to the BU or the Acquired Assets. With respect to the BU, Seller has in effect all material U.S. Federal, state and local, domestic and foreign, governmental consents, approvals, Orders, authorizations, certificates, filings, notices, permits, concessions, franchises, licenses and rights necessary for it to own, lease or operate the BU and the Acquired Assets (including, without limitation the export and the import of the Products) (collectively, “Permits”), except where the failure to possess such

Permits or for the same to be in full force and effect, individually or in the aggregate, would not have a Material Adverse Effect. The Permits are set forth in Section 2.8(i) to the Disclosure Schedule. The Permits which are not assignable are set forth in Section 2.8(ii) of the Disclosure Schedule. The Permits, to the extent assignable, are part of the Acquired Assets. The Permits constitute all the Permits that are necessary, or appropriate, to carry on BU’s activities. There is no event which, to the Knowledge of Seller, could reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any of the Permits.

2.8.2. Seller has collected, stored and processed personal information from customers (such as credit card data) in accordance with applicable data protection and privacy Applicable Laws. Seller has provided true and correct copies of all privacy policies adopted by Seller in connection with its operation of the BU. For purposes of this section, “Privacy Laws” shall mean any law related to the protection, privacy and security of sensitive personal information, including without limitation, the Gramm-Leach-Bliley Act, the European Union Data Protection Directive, and any similar federal, state or foreign law or regulation.

2.9. Intentionally Deleted.

2.10. Environmental Matters.

2.10.1. To the Knowledge of Seller, (a) Seller is, and has been, in material compliance with all Environmental Laws applicable to it as it relates to the BU, and has not received any (i) written communication alleging that Seller is in violation of, or may have liability under, any Environmental Law or (ii) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law; (b) (i) Seller possesses and is in material compliance with all Permits required under Environmental Laws (“Environmental Permits”) for the conduct of the BU operations, and (ii) all such Environmental Permits are valid and in good standing and those pertaining to the BU are set forth in Section 2.10 of the Disclosure Schedule; (c) there are no Environmental Claims pending or, to the Knowledge of Seller, threatened against any property included in the Acquired Assets; (d) there has been no Release of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim involving any property included in the Acquired Assets; and (e) there are no underground or aboveground storage tanks or known or suspected asbestos-containing materials on, at, under or about any property included in the Acquired Assets.

2.10.2. For all purposes of this Agreement, (i) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, Orders, demands, directives, claims, Liens, investigations, proceedings or written or oral notices of noncompliance or violation by or from any Person alleging liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (A) the presence or Release of, or exposure to, any Hazardous Material at any location, or (B) the failure to comply with any Environmental Law; (ii) “Environmental Law” means any Law or Order issued, promulgated or entered into by or with any Governmental Entity relating to pollution, the environment, natural resources, human health and safety or the protection of endangered or threatened species; (iii) “Hazardous

Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls and any other chemical, material, substance or waste that is prohibited, limited or regulated under any Environmental Law; and (iv) “Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure, facility or fixture.

2.11. Employee Matters.

2.11.1. Section 2.11 of the Disclosure Schedule contains a complete and correct list of all Employee Benefit Plans and all Benefit Agreements, including each “employee welfare benefit plan” (as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (a “Pension Plan”). Seller has made available to Buyer complete and correct copies of each Employee Benefit Plan and each Benefit Agreement (or, in the case of any unwritten Employee Benefit Plans or Benefit Agreements, written descriptions thereof), including any amendments thereto.

2.11.2. To Seller’s Knowledge, except as would not, either individually or in the aggregate, have a Material Adverse Effect:

(a) No Acquired Asset is subject to any Lien under Code Section 401(a)(29), ERISA Section 302(f) or Code Section 412(n), ERISA Section 4068 or arising out of any action filed under ERISA Section 4301(b);

(b) Neither Seller nor any ERISA Affiliate has incurred any Liability which could subject Buyer or any Acquired Asset to liability under Section 4062, 4063, 4064 or 4069 of ERISA.

(c) Neither Seller nor any ERISA Affiliate has incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, or any contingent withdrawal liability under Section 4204 of ERISA, to any multiemployer pension plan, which liability could reasonably be expected to become a liability of Buyer, or to impose any lien or encumbrance on any Acquired Asset.

2.11.3. With respect to the BU, Seller does not have any liability or obligations, including under or on account of an Employee Benefit Plan or Benefit Agreement, arising out of the hiring of Persons to provide services to Seller and treating such Persons as consultants or independent contractors and not as employees of Seller. Except for the Persons listed in Section 2.11.3 of the Disclosure Schedule, there are no independent contractors of Seller, and all Persons so listed qualify as independent contractors under Applicable Law. Except for the Persons listed in Section 2.11.3 of the Disclosure Schedule, there are no “leased employees” (as such term is defined in Section 414(n) of the Code) of Seller.

2.11.4. None of the Designated Employees is a member of, represented by or otherwise subject to any (i) labor union, works council or similar organization or (ii) collective bargaining agreement, industry-wide collective bargaining agreement or any similar collective agreement, in each case with respect to such employee’s employment by Seller. During the previous three years, there has been no, and there currently is no, labor strike, dispute, request for representation, union organization attempt, slowdown or stoppage actually pending or, to the Knowledge of Seller, threatened against or affecting the BU. No grievance or arbitration proceeding arising out of a collective bargaining agreement is pending or, to the Knowledge of Seller, threatened against Seller in connection with the BU.

2.11.5. Section 2.11.5 of the Disclosure Schedule sets forth a complete and correct list of all current employees of the BU, including their respective titles, current compensation, start date, service reference date (if different from the start date), work location, vacation entitlement, benefits and on what terms, whether or not on leave of absence. To the Knowledge of Seller, no Key Employee and no group of Designated Employees has any plans to terminate or modify their status as an employee or employees of Seller, other than in connection with the transactions contemplated hereby.

2.11.6. Except as otherwise provided in the Offer Letters or as described in Section 1.7, following the Closing, no Assumed Employee will be entitled to (i)(A) any severance, accrued vacation, separation, change of control, termination, bonus or other additional compensation or benefits (other than salary and commissions), or (B) any acceleration of the time of payment or vesting of any compensation or benefits, including the accelerated vesting of stock options to be granted to such Assumed Employee by Buyer, or the forgiveness of Indebtedness owed by such Assumed Employee, in the case of the foregoing clauses (A) and (B), as a result of any of the transactions contemplated by this Agreement or (ii) any compensation or benefits related to or contingent upon, or the value of which will be calculated on the basis of, any of the transactions contemplated by this Agreement (all such payments, benefits and rights described in the foregoing clauses (i) and (ii), collectively, “Severance Benefits”).

2.11.7. With respect to the BU, Seller has complied, in all material respects, and is currently in compliance, in all material respects, with all Applicable Laws, agreements and other obligations associated with employment, employment practices, terms and conditions of employment, and wages and hours, including, without limitation, all payment obligations and notice requirements in relation thereto.

2.11.8. Seller is in compliance in all material respects with all Applicable Laws and Orders with respect to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, immigration, visa, work status, human rights, pay equity and workers’ compensation, and is not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint or other claim of unlawful employment practice against Seller pending or, to the Knowledge of Seller, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor or any other Governmental Entity. Seller has not (i) been notified in writing by any Governmental Authority of any alleged material violation of Applicable Law with respect to Seller’s employees that remains unresolved respecting employment, employment practices, and terms and conditions of employment, or (ii) received any written notice of the intent of any Government Authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to Seller or its employees, and, to the Knowledge of Seller, no such investigation is in progress.

2.11.9. Except as otherwise set forth in Schedule 2.11.9, (i) each Designated Employee of Seller is employed on an at-will basis, (ii) Seller is not a party to any verbal or written employment agreement with respect to any Designated Employee and (iii) Seller does not have any written or oral agreement with any Designated Employee which would interfere with the ability to discharge such employee. None of the Designated Employee has an agreement with Seller providing for the payment of severance or other compensation or benefits upon a termination of employment, and (ii) the consummation of the transactions contemplated hereby, either alone or in combination with another event, will not result in (A) any payment (including, without limitation, severance, unemployment compensation or bonus payments) becoming due under any Employee Benefit Plan or Benefit Agreement, (B) any increase in the amount of compensation, benefits or fees payable to any such individual or (C) any acceleration of the vesting or timing of payment of benefits, compensation or fees payable to any such individual.

2.11.10. Amounts have been withheld by Seller from its employees for all periods in compliance with Applicable Law. Federal, state, local and foreign returns, as required by Applicable Law, have been filed by Seller for all period for which returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereof to be due and payable have been paid, together with any interest and penalties that are due as a result of Seller’s failure to file such returns when due and pay when due the amounts shown thereon to be due.

2.12. Taxes.

2.12.1. Seller has timely filed all Federal, state and local, domestic and foreign income and franchise tax returns and all other tax returns required to be filed in the manner prescribed by Applicable Laws. All such tax returns are complete and correct in all material respects. Seller has timely paid (or will pay when due) all taxes due from it with respect to the taxable periods covered by such tax returns and all other taxes for which Seller is or might otherwise be liable, and, as of the Closing Date (or will pay when due). Seller has not requested any extension of time within which to file any tax return which tax return has not yet been filed. Seller does not have any liability for any taxes of any Person other than itself (i) as a transferee or successor or (ii) by Contract or otherwise.

2.12.2. No U.S. Federal, state, local, or foreign tax return of Seller is or has ever been under, or, to the Knowledge of Seller, has been threatened with, audit or examination by any taxing authority, and no written or unwritten notice of such an audit or examination has been received by Seller for any open tax periods. Each deficiency resulting from any audit or examination relating to taxes by any taxing authority has been timely paid and there is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any taxes due and owing by Seller. No issues relating to taxes were raised by the relevant taxing authority during any presently pending audit or examination, and no issues relating to taxes were raised by the relevant taxing authority in any completed audit or examination that could reasonably be expected to recur in a later taxable period.

2.12.3. There is no Contract or other document extending, or having the effect of extending, the period of assessment or collection of any taxes and no power of attorney with respect to any taxes has been executed or filed with any taxing authority by or on behalf of Seller.

2.12.4. No Liens for taxes exist with respect to any assets or properties of Seller, including, without limitation the Acquired Assets.

2.12.5. Seller is not a party to or bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to taxes (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

2.12.6. Seller has complied in all respects with all Applicable Laws relating to the collection, payment and withholding of taxes and has, within the time and the manner prescribed by Applicable Law, collected, withheld from and paid over to the proper Governmental Entities all amounts required to be so collected, withheld and paid under Applicable Laws.

2.12.7. Buyer will not assume any tax liability of Seller.

2.13. Title to Acquired Assets.

2.13.1. Seller has good and marketable title to, or, or in the case of leased assets, valid leasehold interests in, all of the Acquired Assets, free and clear of all Liens. The Acquired Assets include all assets, properties, rights, interests, claims and business necessary for the conduct, use and operation of the BU as presently conducted, or as currently proposed to be conducted, by Seller. The Acquired Assets are suitable for the uses for which they are presently used by Seller, in normal operating condition and free from any significant defects, ordinary wear and tear excepted.

2.13.2. Seller has complied in all material respects with the terms of all leases of real property that comprise the Acquired Assets to which it is a party under which it is in occupancy, and all such leases are in full force and effect, except for such instances of noncompliance or failures to be in full force and effect as could not reasonably be expected to materially affect the ability of Seller to obtain the benefit of such leases and to assign such leases to the Buyer as contemplated in this Agreement. Seller enjoys peaceful and undisturbed possession under all such leases.

2.13.3. Section 2.13.3 of the Disclosure Schedule sets forth the following information relating to Seller’s facility in Concord, California (the “Concord Lease”), the date of the lease, the names of the parties thereto, payment terms, expiration date, and any options for renewal, if any. True, complete and correct photocopies of the Concord Lease have been delivered to Buyer. The Concord Lease is in full force and effect and Seller has not received or given any notice of default thereunder which was not cured within the applicable grace period or any notice of termination thereof, and, to the Knowledge of Seller, no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a material default under the Concord Lease. All amounts due up until the Closing date have been, or will be, paid by Seller prior to Closing.

2.14. Intellectual Property.

2.14.1. Products and Services. Section 2.14.1 of the Disclosure Schedule accurately identifies and describes each Product.

2.14.2. Registered IP. Section 2.14.2 of the Disclosure Schedule accurately identifies: (a) each item of Registered Intellectual Property in which Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (b) the jurisdiction in which such item of Registered Intellectual Property has been registered or filed and the applicable registration or serial number; (c) any other Person that has an ownership interest in such item of Registered Intellectual Property and the nature of such ownership interest; and (d) each Product identified in Section 2.14.1 of the Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered Intellectual Property. Seller has provided or otherwise granted access to Buyer complete and accurate copies of all applications and material correspondence with any Governmental Entity, and other material documents, related to each such item of Registered Intellectual Property. The information provided in this Section 2.14.2 is true, correct and complete.

2.14.3. Overlapping IP. Section 2.14.3 lists all of the Overlapping IP.

2.14.4. Inbound Licenses. Section 2.14.4(i) of the Disclosure Schedule accurately identifies: (a) each Contract pursuant to which any BU Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to Seller (other than (i) agreements between Seller and the Assumed Employees in Seller’s standard form thereof, (ii) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Product and that is not material to the BU, (iii) non-exclusive licenses to any generally available hardware that is used in the development, manufacturing, testing, distribution, maintenance or support of any Product and (iv) generally available off-the-shelf software products or tools that are used for the operation of the BU); and (b) whether the licenses or rights granted to Seller in each such Contract are exclusive or non-exclusive. As of the date of this Agreement, other than as set forth in Section 2.14.4(ii), all of the Contracts described in this Section 2.14.4 are assignable according to their terms.

2.14.5. Outbound Licenses. Section 2.14.5 of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any BU Intellectual Property other than a right to use, distribute or re-sell any Product pursuant to any purchase order. Seller is not bound by, and no BU Intellectual Property is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Seller to use, exploit, assert, or enforce any BU Intellectual Property owned by Seller anywhere in the world.

2.14.6. Royalty Obligations. Section 2.14.6 of the Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by Seller to any other Person (other than sales commissions paid to employees according to Seller’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Product or the use of any BU Intellectual Property owned by Seller. With respect to the Person and project identified in Section 2.14.6(i) of the Disclosure Schedule, Seller further represents and warrants that: (i) Seller always was and still is the sole owner of the algorithm (and all of the relevant underlying Intellectual Property) used by such Person in connection with the project; (ii) the work performed by such a Person was limited to a specific source code implementation of such algorithm for a specific chip-set (“Implementation”) and such Person’s rights are limited to the Implementation; (iii) neither Seller nor any of its employees were exposed to or participated in the development of the Implementation; (iv) neither Seller nor Buyer are, or will be, restricted from developing an implementation for the algorithm or any other algorithm for any chip-set and if such development is performed Buyer will have no liability or obligation, in each case, pursuant to the aforementioned Contract and to such a Person; and (v) in the last 3 (three) years Seller (and Seller’s Customers) never required support or maintenance services with respect to the Implementation other than additional releases of the Implementation.

2.14.7. Standard Form IP Agreements. Section 2.14.7 of the Disclosure Schedule identifies each standard form of BU Intellectual Property Contract upon which a Contract, that is currently effective in any respect is based, or for which either party under such Contract has any continuing obligation or right, including each standard form of (a) employee agreement containing any assignment or license of BU Intellectual Property; (b) consulting or independent contractor agreement containing any intellectual property assignment or license of BU Intellectual Property; and (c) confidentiality or nondisclosure agreement (each such agreement required to be listed, a “Standard Form Agreement”). Seller provided to Buyer a complete and accurate copy of each Standard Form Agreement. Section 2.14.7 of the Disclosure Schedule accurately identifies each Contract with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any BU Intellectual Property incorporated into or used in connection with any Product or otherwise related to the BU.

2.14.8. Ownership Free and Clear. Seller exclusively owns all right, title and interest to and in all Registered Intellectual Property. Seller owns all right, title and interest to and in all material Intellectual Property used in or necessary to conduct the BU as currently conducted, and as currently proposed to be conducted, other than Intellectual Property licensed to Seller (with such licenses identified in Section 2.14.4 through 2.14.7 of the Disclosure Schedule). Without limiting the generality of the foregoing:

(a) Employees and Contractors. Each Person who is or was an employee or contractor of Seller and who is or was involved in the creation or development of any Product or BU Intellectual Property owned by Seller has signed a valid and enforceable agreement containing an assignment of any BU Intellectual Property to Seller and confidentiality provisions protecting the BU Intellectual Property owned by Seller. No current or former shareholder, officer, director, employee or contractor of Seller has any claim, right, or interest to or in any BU Intellectual Property. To the Knowledge of Seller, no employee of Seller engaged in the BU that is (a) bound by or otherwise subject to any Contract restricting him from performing his duties for Seller or (b) in breach of any Contract with any former employer or other Person concerning BU Intellectual Property or confidentiality due to his activities as an employee of Seller.

(b) Government Rights. No funding, facilities, or personnel of any governmental body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any material BU Intellectual Property owned by Seller. Except as set forth under Section 2.14.8 of the Disclosure Schedule (“Standards Bodies”), Seller has not provided the BU Intellectual Property to any governmental body, under license, contract, or otherwise, in any manner that gives such governmental body any additional or different rights than those contained in Seller’s Standard Form Agreements, and all Contracts in which any governmental body obtains any rights to any BU Intellectual Property have been disclosed in the applicable disclosure schedule as set forth in Section 2.14.8 of the Disclosure Schedule.

(c) Protection of Proprietary Information. Seller has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the BU or any Product. Without limiting the generality of the foregoing, no portion of the source code for any software ever owned or developed by Seller related to the BU has been disclosed or licensed to any escrow agent or other Person.

(d) Past IP Dispositions. Seller has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property that comprises material BU Intellectual Property owned by Seller to any other Person.

(e) Standards Bodies. Seller is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate Seller to grant or offer to any other Person any license or right to any BU Intellectual Property.

2.14.9. Valid and Enforceable. The Registered Intellectual Property is valid, subsisting, and, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally, and by laws relating to the availability of specific performance, injunctive relief or other estoppels or equitable remedies, is enforceable. Without limiting the generality of the foregoing:

(a) Misuse and Inequitable Conduct. Seller has not engaged in patent misuse or any fraud or inequitable conduct in connection with any BU Intellectual Property that is Registered Intellectual Property.

(b) Trademarks. No registered trademark or registered trade name owned, used, or applied for by Seller in connection with the BU conflicts or interferes with any registered trademark or registered trade name owned, used, or applied for by any other Person. No event or circumstance (including a failure to exercise adequate quality controls and an assignment in gross without the accompanying goodwill) has occurred or exists that has resulted in, or could reasonably be expected to result in, the abandonment of any registered trademark owned, used, or applied for by Seller in connection with the BU.

(c) Legal Requirements and Deadlines. Each item of Registered Intellectual Property is and at all times has been in material compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Registered Intellectual Property in full force and effect have been made by the applicable deadline; other than any noncompliance or inaction that did not result in a loss of rights under the Registered Intellectual Property. No application for a patent or a copyright, mask work, or trademark registration relating to the BU or any other type of Registered Intellectual Property filed by or on behalf of Seller has been abandoned, allowed to lapse, or rejected. Section 2.14.9(iii) of the Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of BU Intellectual Property in full force and effect.

(d) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the Knowledge of Seller, threatened, in which the scope, validity, or enforceability of any material Registered Intellectual Property is being or has been contested or challenged. To the Knowledge of Seller, there is no basis for a claim that any Registered Intellectual Property is invalid or unenforceable.

2.14.10. Third-Party Infringement of BU Intellectual Property. To the Knowledge of Seller, no Person has infringed, misappropriated or otherwise violated and no Person is currently infringing, misappropriating, or otherwise violating, any BU Intellectual Property owned by Seller. Section 2.14.10 of the Disclosure Schedule accurately identifies (and Seller has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to Seller or any representative of Seller regarding any actual, alleged, or suspected infringement or misappropriation of any BU Intellectual Property owned by Seller.

2.14.11. Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement nor the consummation of any of the transactions contemplated by this Agreement will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (a) a loss of, or Lien on, any BU Intellectual Property or Registered Intellectual Property; (b) a breach of or default under any BU Intellectual Property or any Registered Intellectual Property; (c) the release, disclosure, or delivery of any BU Intellectual Property by or to any escrow agent or other Person; or (d) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the BU Intellectual Property or Registered Intellectual Property.

2.14.12. No Infringement of Third Party IP Rights. With respect to the BU Intellectual Property: (i) Seller has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property of any other Person; (ii) no Product, and no method or process used in the manufacturing of any Product, infringes, violates, or makes unlawful use of any Intellectual Property, or contains any Intellectual Property misappropriated from, any other Person and (iii) to the Knowledge of Seller, there is no legitimate basis for a claim that Seller or any Product has infringed or misappropriated any Intellectual Property of another Person or engaged in unfair competition or that any Product, or any method or process used in the manufacturing of any Product, infringes, violates, or makes unlawful use of any Intellectual Property, or contains any Intellectual Property misappropriated from, any other Person.

Without limiting the generality of the foregoing, with respect to the BU Intellectual Property: (i) no infringement, misappropriation, or similar claim or proceeding is pending or, to the Knowledge of Seller, threatened against Seller or, to the Knowledge of Seller, against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by Seller with respect to such claim or proceeding; (ii) Seller has never received any written notice relating to any actual, alleged, or suspected infringement, misappropriation, or violation by Seller, any of its employees or agents, or any Product of any Intellectual Property of another Person; and (iii) Seller is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential Intellectual Property infringement, misappropriation, or similar claim (other than indemnification provisions in Seller’s standard forms of customer or channel agreements relating to the BU Intellectual Property owned by Seller).

2.14.13. Bugs. None of the software (including firmware and other software embedded in hardware devices) owned, developed, marketed, distributed, licensed, or sold by Seller (as part of the BU) or which are part of the Products, but excluding the Overlapping IP (collectively, “Software”) (a) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially and adversely affects the use, functionality, or performance of such Software or any product or system containing or used in conjunction with such Software; or (b) fails in any material respect to comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Software. Seller has made available to Buyer a complete and accurate list of all known bugs, defects, and errors in each version of the Software.

2.14.14. Harmful Code. No Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; (b) damaging or destroying any data or file without the user’s consent; or (c) otherwise interfering with the operation of such Software.

2.14.15. Source Code. The source code for all Software contains reasonably clear and accurate annotations and programmer’s comments, and otherwise has been documented in a professional manner that is both: (i) consistent with customary code annotation conventions and best practices in the software industry; and (ii) sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Software. No source code for any Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of Seller. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license, or disclosure of the source code for any Software to any other Person. Seller has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Software to any escrow agent or other Person.

2.14.16. Open Source. Except as set forth in Section 2.14.16 of the Disclosure Schedule, no open source, public source or freeware software or any modification or derivative thereof, including any version of any software licensed pursuant to any GNU General Public License (GPL), GNU Lesser/Library Public License (LGPL) or Mozilla Public License (MPL) (collectively, “Open Source Code”), was used in, incorporated into, integrated or bundled with the BU Intellectual Property or the Products prior to the date of this Agreement. To the extent Third Party Software is marketed or distributed to customers of Seller together with the BU Intellectual Property, (i) the third party rights have been identified in Section 2.14.16 of the Disclosure Schedule, (ii) all necessary licenses have been obtained and complied with, (iii) no royalties or payments are due now or in the future and (iv) there are no obligations to provide access to any third party to, or permit any third party to copy, modify or distribute, any Intellectual Property owned by or distributed or marketed by Seller. For purposes of this Agreement, “Third Party Software” means Open Source Code and third party commercial products and redistributables that are not owned exclusively by Seller.

2.14.17. Data Bases. Section 2.14.17 of the Disclosure Schedule identifies and describes each distinct electronic or other database containing (in whole or in part) personal data maintained by or for Seller for the BU (or for the BU as well as for product lines outside of the BU) at any time (the “Seller Databases”), the types of personal data in each such database, the means by which the personal data was collected, and the security policies that have been adopted and maintained with respect to each such database. No breach or violation of any such security policy has occurred or, to the Knowledge of Seller, is threatened, and there has been no unauthorized or illegal use of or access to any of the data or information in any of Seller Databases.

2.15. Insurance. Section 2.15 of the Disclosure Schedule sets forth a complete and correct list and description, including annual premiums and deductibles, of all policies of fire, liability, product liability, workmen’s compensation, health and other forms of insurance presently in effect with respect to the leased property used in connection with the BU.

2.16. Manufacturing Processes/Inventories. Seller has delivered to Buyer all written documentation in its possession of the processes and procedures used or necessary to manufacture the Products in quantities sufficient for the conduct of the BU as presently conducted (the “Manufacturing Documentation”). The BU Intellectual Property includes all processes, methods, techniques, procedures, trade secrets and know-how used or necessary to manufacture such Products. The quantities of all inventories, materials and supplies of Seller are not obsolete, damaged, slow-moving, defective or excessive, are reasonable and balanced in the circumstances of Seller and their book value will be at Closing approximately $1,500,000 (One Million and Five Hundred Thousand USD).

2.17. Warranties. All Products manufactured or sold, and all services provided, by Seller have complied, and are in material compliance, with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto. Seller has no liability for replacement or repair thereof or other damages in connection therewith. No Product manufactured, sold, leased, or delivered by Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of the license of Product.

2.18. Relations with Suppliers and Customers. No material current supplier of Seller supplying components to the BU has canceled any contract or order for provision of, and, to the Knowledge of Seller, there has been no threat by any such supplier not to provide, raw materials, products, supplies, or services to the BU. Seller has not received any information from any customer that accounted for more than 3% of the revenues of the BU during the last full fiscal year to the effect that such customer intends to decrease the amount of business it does with the BU.

2.19. Effect of Transaction. No creditor, supplier, officer, employee, contractor, consultant, client or other customer or other Person having a business relationship with Seller has informed Seller or any member of Seller’s management orally or in writing that such Person intends to materially change such relationship because of the transactions contemplated by this Agreement.

2.20. Transactions with Affiliates. Section 2.20 of the Disclosure Schedule sets forth all BU Contracts that are Acquired Assets existing or occurring at any time in the last two years between, among or involving Seller and any of its Affiliates (including in respect of purchasing, leasing or obtaining any product or service or of any other obligation or in respect of any employment, personal service, deferred compensation, insurance, medical benefit, pension or other arrangement for the payment of any amount or expense or cost). No such payments have been so made or received since December 31, 2007, or are required to be so received as of or after the Closing Date. None of the BU Contracts between Seller and any of its Affiliates will continue in effect subsequent to the Closing.

2.21. Brokers; Schedule of Fees and Expenses. Other than as shall be set forth in the Transaction Fees Certificate, no broker, investment banker, financial advisor, legal or other Person is entitled to any broker’s, finder’s, financial advisor’s, legal or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

2.22. Disclosure; Information Supplied. To the Knowledge of Seller, it has not failed to disclose to Buyer in writing any fact that could reasonably be expected to have a Material Adverse Effect on the BU. No representation or warranty contained in this Agreement, and no statement contained in any document, certificate or schedule furnished to Buyer or any of its representatives pursuant to this Agreement, contains any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated therein or necessary, in light of the circumstances under which it was made, to make the statements herein or therein not misleading or necessary to fully and fairly provide the information required to be provided in any such document, certificate or schedule. The projections delivered to Buyer by or on behalf of Seller were prepared in good faith based upon assumptions that were reasonable at the time made.

3. BUYER’S REPRESENTATIONS AND WARRANTIES.

Buyer represents and warrants to Seller that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

3.1. Organization of Buyer. Buyer is a corporation duly organized and validly existing under the Applicable Laws of the State of Israel and (ii) has all requisite corporate power and authority to enable it to use its corporate name and to own, lease or otherwise hold and operate its properties or assets and to carry on its business as presently conducted.

3.2. Authorization of Transaction. Buyer has the requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to comply with the provisions hereof. The execution, delivery and performance of this Agreement by Buyer, the consummation by Buyer of the transactions contemplated hereby and the compliance by Buyer with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of Buyer, and no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes a valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar Applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.3. Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Applicable Law or Order, or other restriction of any government, governmental agency, or court to which Buyer is subject, (ii) violate any provision of Buyer’s charter, bylaws, or other governing documents, (iii) require Buyer to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or Governmental Entity, or (iv) any Contract to which Buyer is a party. As of the Closing, Buyer will have delivered to Seller complete and correct copies of any filing made by Buyer, with any Governmental Entity at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

3.4. Litigation. There is no Litigation pending or, to the Knowledge of Buyer, threatened by or against or affecting Buyer, nor is there any Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Buyer, investigation by any Governmental Entity involving Buyer seeking to enjoin or restrain any of the transactions contemplated by this Agreement.

3.5. Financing. As of the Closing Date, Buyer will have sufficient cash or other sources of immediately available funds to enable it to pay all amounts contemplated under Section 1 as required by the terms of this Agreement.

3.6. Buyer’s Inquiry. Buyer has performed a due diligence investigation of the BU and the Acquired Assets. Buyer acknowledges and agrees that the representations and warranties of Seller contained in Section 2 of this Agreement shall not be construed as a representation or warranty with respect to any projections, estimates or budgets heretofore delivered to or made available to Buyer of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows, future financial condition (or any component thereof), the future business and operations of the BU which Buyer will conduct using the Acquired Assets, or future relationships with customers or suppliers.

3.7. Compliance with Laws. Buyer has conducted its operations in accordance with all Applicable Laws. Buyer is not subject to any enforcement action, citation, consent decree or other similar action by any Governmental Entity that might materially affect its or Seller’s ability to have any permit or license transferred or reissued to Buyer as contemplated by this Agreement or otherwise to consummate any of the transactions contemplated by this Agreement.

3.8. Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable or obligated.

4. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period from the execution of this Agreement until the earlier of the Closing or the termination of this Agreement in accordance with Section 8.1 (the “Interim Period”):

4.1. General.

4.1.1. Each of the Parties will:

(a) use its commercially reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below), including obtaining all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities as are necessary for the consummation of the transactions contemplated hereby and for the satisfaction, but not waiver, of the Closing conditions set forth in Section 6 below; provided, however, that neither Buyer nor Seller shall be required by Section 4.2 or this Section 4.1.1 to enter into any consent decree, hold separate orders or other arrangements that would have such an effect or, in any event, any consent decree, hold separate order or other arrangements that would require Buyer or Seller to dispose of any existing assets of such Party; and

(b) cooperate and use its commercially reasonable best efforts to vigorously contest and resist any action, including administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the transactions contemplated hereby, including by vigorously pursuing all available avenues of administrative and judicial appeal.

4.1.2. Each Party will take all further action that is necessary or desirable to carry out the purposes of this Agreement, and the proper officers and directors of such Party shall use their best efforts to take all such action and shall refrain from taking any actions which would be contrary to, inconsistent with or against, or would frustrate the essential purposes of, the transactions contemplated by this Agreement.

4.2. Committee on Foreign Investment in the United States (“CFIUS”). Promptly following the execution of this Agreement, the Parties shall (a) prepare and pre-file and (b) file (no earlier than 5 business days after such pre-filing), with CFIUS a joint voluntary notice under the Exon-Florio amendment to the Defense Production Act of 1950, with respect to the transactions contemplated by this Agreement. The Parties shall provide CFIUS with any additional or supplemental information requested by CFIUS or its member agencies during the Exon-Florio review process. The Parties, in cooperation with each other, shall take all commercially reasonable steps advisable, necessary or desirable to finally and successfully complete the Exon-Florio review process, including obtaining from CFIUS a written termination of the review or clearance for the transactions contemplated hereunder, as promptly as practicable.

4.3. Operation of Business. Seller will not engage in any practice, take any action, or enter into any transaction with respect to the BU or the Products outside the Ordinary Course of Business, and, without limiting the generality of the foregoing, Seller will not (nor permit any of its Affiliates to), directly or indirectly, engage in any practice, take any action, or enter into any transaction with respect to the BU or the Products of the sort described in Section 2.5 above, other than any such actions and transactions of Seller that are not related to, and not reasonably expected to adversely affect, the BU.

4.4. Preservation of Business. Seller will keep the BU business and properties substantially intact, including its present operations, physical facilities, working conditions, insurance policies, and relationships with lessors, licensors, suppliers, customers, and employees, to conduct its business only in the Ordinary Course of Business, to keep available the services of its current officers, employees and consultants, and to preserve its current relationships with customers, suppliers and other persons with which it has significant business relations. Except as contemplated by Section 1.7.1(d), Seller shall not increase the compensation, fees or other remuneration payable to any of its Designated Employees.

4.5. Full Access. Seller will permit representatives of Buyer to have reasonable access, during normal business hours and upon reasonable notice, to all of Seller’s premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to BU or the Acquired Assets.

4.6. Notice of Developments.

4.6.1. Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in Section 2 and Section 3 above (each, a “Supplement”).

4.6.2. In the event a Supplement is based on facts or events which have occurred in the Interim Period, each Supplement shall have the following effect on the rights of the Parties under this Agreement:

(a) if the information giving rise to a Supplement, together with any information provided on any other Supplements, does not result or would not likely result in a Material Adverse Effect, then the information contained in such Supplement and other Supplements shall be excluded from the Disclosure Schedules for purposes of determining the liability of Seller with respect thereto under Section 7;

(b) if the information giving rise to a Supplement, together with any information provided on any other Supplements, results in, or would likely result in, a Material Adverse Effect, then Buyer shall have the right to either (A) terminate this Agreement by written notice to Seller within five (5) business days after receipt of such Supplement but prior to the Closing; or (B) consummate the transactions contemplated hereby. If Buyer elects to consummate the transactions contemplated hereby, the Disclosure Schedule shall be deemed amended and supplemented by the information set forth on such Supplement and other Supplements as of the Closing Date, and Buyer shall have no right to indemnification with respect thereto.

4.7. Exclusivity. Seller will not, nor will it authorize or permit any of its officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate, or induce or encourage the making, submission or announcement of any proposal or offer from any Person relating to any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, (iii) endorse or recommend any Acquisition Proposal, or (iv) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing or of any request for non-public information or other inquiry which Seller reasonably believes could lead to an Acquisition Proposal. Seller agrees to keep Buyer informed on a current basis of the status of any such request, inquiry or Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal relating to any of the following: (a) any transaction or series of related transactions other than the transactions contemplated by this Agreement involving the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of BU (including any acquisition structured as a merger, consolidation, or share exchange), (b) any agreement to enter into a business combination with respect to BU, (c) any agreement made, other than in the Ordinary Course of Business, with regard to any Intellectual Property included within the Acquired Assets, and (d) any other extraordinary business transaction involving or otherwise relating to the BU or any Intellectual Property included within the Acquired Assets.

5. ADDITIONAL AGREEMENTS.

5.1. General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 7 below). Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including tax records), agreements, and financial data of any sort relating to BU. Seller shall, after the Closing, reasonably assist Buyer, at Buyer’s sole cost, in preparing Buyer’s initial tax returns relating to the Acquired Assets and cooperate in preparing for any audits of, or disputes or other proceedings with, any taxing authority with respect to taxes relating to the Acquired Assets to the extent that such audits, disputes or proceedings relate to a period ending prior to the Closing.

5.2. Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving BU, the other Party will cooperate with the contesting or defending Party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 7 below).

5.3. Referrals. Seller will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of BU from maintaining the same business relationships with Buyer and the BU after the Closing as it maintained with Seller and the BU prior to the Closing. Seller will use commercially reasonable best efforts to refer to Buyer all customer inquiries relating to the business of the BU.

5.4. Confidentiality. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in its possession; provided, however, that Seller shall be entitled to retain one copy of such Confidential Information solely as a record of the same or to satisfy any of its legal obligations under Applicable Law. In the event that Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Confidential Information to the tribunal; provided, however, that Seller shall use its commercially reasonable best efforts to obtain, at the reasonable request and expense of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

5.5. Financial Statements.

5.5.1. Immediately following the date hereof, the Parties agree to engage E&Y to determine (i) the type of financial statements and (ii) the reporting periods for such financial statements, for the BU, that will be required by Buyer in connection with its required SEC filings following the Closing (the “Post Closing Financial Statements”). Following such determination by E&Y, the Parties shall engage E&Y to prepare the Post Closing Financial Statements. Each Party agrees to cooperate with E&Y in making such determination and in its preparation of the Post Closing Financial Statements. Seller shall deliver the Post-Closing Financial Statements to Buyer on or prior to December 31, 2008 (the “Financials Delivery Date”). The Parties agree that each Party shall be responsible for one-half of the fees and expenses of E&Y in connection with its determination and preparation of the Post Closing Financial Statements.

5.5.2. Without limiting any other provisions of this Agreement, in the event of a breach of Section 5.5.1 by Seller, Buyer shall be entitled to seek release of the Financial Statements Escrow Amount to Buyer in accordance with the terms of Section 1.3.2 and the Escrow Agreement, and solely to the extent Buyer’s damages exceed the Financial Statements Escrow Amount, Buyer shall be entitled to seek recovery of such excess solely from the Indemnity Escrow Amount.

5.6. License. Effective as of the Closing Date and until the expiration or termination of the Transition Services Agreement, Seller hereby grants, and Buyer hereby accepts, a non-exclusive, royalty-free, worldwide right and license to the Overlapping IP (other than items 1-3 in Section 2.14.3 of the Disclosure Schedules, which Seller shall use on behalf of Buyer under the Transition Services Agreement but which Seller does not own and therefore cannot license) be for use by Buyer and its Affiliates.

5.7. Seller Non-Compete; Non-Solicitation. Seller agrees that for a period of two (2) years after the Closing Date, it will not, directly or indirectly:

5.7.1. own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engage in the token-based identity and access management business (the “BU Business”) anywhere in the United States, EU or the Far East, other than owning shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or on the NASDAQ Stock Market which represent, in the aggregate, not more than two percent (2%) of such corporation’s fully-diluted shares;

5.7.2. induce, attempt to induce, or cause any Assumed Employee to leave the employ of the Buyer or any Subsidiary of the Buyer, or in any way materially interfere with the relationship between the Buyer or such Subsidiary of the Buyer, on the one hand, and any such Assumed Employee, on the other hand; provided, however, that Seller may hire any Assumed Employee who (a) responds to advertisements or solicitations aimed at the general public regarding employment opportunities or (b) is terminated by Buyer; or

5.7.3. induce or attempt to induce any customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or other Person transacting the BU Business with the Buyer or any Subsidiary of the Buyer to reduce or cease doing business with the BU Business of the Buyer or such Subsidiary of the Buyer, or in any way to interfere with the relationship between any such customer, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, jobber, licensee or business relation, on the one hand, and the BU Business of Buyer or such Subsidiary of the Buyer, on the other hand.

5.8. Buyer Non-Solicitation. Buyer agrees that for a period of two (2) years after the Closing Date, it will not, directly or indirectly, induce, attempt to induce, or cause any of Seller’s employees to leave the employ of Seller or any Subsidiary of Seller, or in any way materially interfere with the relationship between Seller or such Subsidiary of Seller, on the one hand, and any such employees, on the other hand; provided, however, that Buyer may hire any Seller employee who (a) responds to advertisements or solicitations aimed at the general public regarding employment opportunities or (b) is terminated by Seller.

5.9. Designated Employees.

5.9.1. If at any time prior to the Closing, after Buyer has made offers to all of the Sales Employees on Schedule 1.7.1(a)(i), the number of Sales Employees who have accepted, and not repudiated, employment with Buyer (or a Subsidiary of Buyer) effective as of the Closing, is less than ten, then Seller, together with Buyer, shall be entitled to add additional individuals to Schedule 1.7.1(a)(i) (the “Additional Sales Employees”). Buyer (or a Subsidiary of Buyer) agrees to offer employment to such Additional Sales Employees until at least ten individuals listed on Schedule 1.7.1(a)(i) have accepted, and not repudiated, employment with Buyer (or a Subsidiary of Buyer) prior to the Closing. If Buyer (or a Subsidiary of Buyer) declines to offer employment to any such Additional Sales Employees, Buyer agrees to waive Section 6.1.8.

5.9.2. If at any time prior to the Closing, after Buyer has made offers to all of the Other Concord Employees, the number of Other Concord Employees who have accepted, and not repudiated, employment with Buyer (or a Subsidiary of Buyer) effective as of the Closing, is less than 70% of the number of individuals listed on Schedule 1.7.1(a)(iii), then Seller agrees to recruit individuals with similar skill sets and working experience (including the hiring of search firms), at its sole expense, additional individuals such that Buyer will have a number of employees for its Concord office equal to 70% of the number of individuals listed on Schedule 1.7.1(a)(iii).

5.10. Lease. The Parties shall each assume responsibility for 50% of the rent obligations under the Concord Lease, and shall each be entitled to use 50% of such space, all of which until July 31, 2015. The Parties shall mutually agree upon the procedure for accomplishing such arrangement, whether by sublease from Seller to Buyer (or a Subsidiary of Buyer), sublease from Buyer (or a Subsidiary of Buyer) to Seller, or separate leases between the lessor under the Concord Lease and each of Seller and Buyer (or a Subsidiary of Buyer).

6. CONDITIONS TO OBLIGATION TO CLOSE.

6.1. Conditions to Buyer’s Obligation. Buyer’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (any one of which may be waived in whole or part by Buyer in its sole discretion by giving written notice to Seller at or prior to the Closing):

6.1.1. Seller shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing in all material respects;

6.1.2. each of the representations and warranties of Seller contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Company Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and in each case except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

6.1.3. no action, suit, or proceeding shall be pending or threatened before any Governmental Entity or before any arbitrator wherein an unfavorable Order would have or would reasonably be expected to: (i) have a Material Adverse Effect; (ii) prevent consummation of the transaction contemplated by this Agreement; or (iii) the transaction contemplated by this Agreement to be rescinded following consummation; without derogating from the generality of the foregoing, neither Seller nor any BU shall be the subject of voluntary or involuntary proceedings seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or similar law or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official;

6.1.4. no Material Adverse Effect with respect to BU shall have occurred or been discovered by Buyer;

6.1.5. Seller shall have delivered to Buyer a certificate, dated as of the Closing date and signed by Seller’s President or Chief Executive Officer, certifying to the effect that each of the conditions specified above in Sections 6.1.1 through 6.1.4 above is satisfied in all respects;

6.1.6. Seller shall have assigned (including obtaining the consent where necessary) or amended (a) under Section 1.6 of the BU Contracts representing at least 75% of the total billings of the BU for the period from January 1, 2007 to June 30, 2008 and (b) the other Contracts set forth on Schedule 6.1.6 hereto;

6.1.7. Seller shall have taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, and any notice requirements under Seller’s charter, bylaws, or other governing documents, shall have been waived or complied with;

6.1.8. at least ten (10) of the Sales Employees shall have accepted an offer of employment with Buyer (or a Subsidiary of Buyer) and shall not have repudiated such employment prior to the Closing Date;

6.1.9. at least two (2) of the Key Employees shall have accepted an offer of employment with Buyer (or a Subsidiary of Buyer) and shall not have repudiated such employment prior to the Closing Date;

6.1.10. the Individual shall not have repudiated his employment with Buyer (or a Subsidiary of Buyer) prior to the Closing Date;

6.1.11. all Liens on any Acquired Assets shall have been released effective immediately prior to the Closing Date; and

6.1.12. a written termination of the review or clearance of the transactions contemplated hereunder shall have been obtained from CFIUS, without any condition requiring a divestiture by, or other material restriction or material adverse effect on the business operations of, Buyer or the BU.

6.2. Conditions to Seller’s Obligation. Seller’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (any one of which may be waived in whole or part by Seller in its sole discretion by giving written notice to Buyer at or prior to the Closing):

6.2.1. Buyer shall have performed all of its obligations hereunder required to be performed by it at or prior to the Closing except where the failure to perform such obligations has not had and would not reasonably be expected to have a Material Adverse Effect;

6.2.2. each of the representations and warranties of Buyer contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (without regard to materiality or Company Material Adverse Effect qualifiers contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and in each case except where the failure of the representations and warranties to be true and correct individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect;

6.2.3. no action, suit, or proceeding shall be pending or threatened before any Governmental Entity or before any arbitrator wherein an unfavorable Order would (A) prevent consummation of any of the transactions contemplated by this Agreement, or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation;

6.2.4. a written termination of the review or clearance of the transactions contemplated hereunder shall have been obtained from CFIUS, without any condition requiring a divestiture by, or other material restriction or material adverse effect on the business operations of, Seller.

7. REMEDIES FOR BREACHES OF THIS AGREEMENT.

7.1. Indemnification by Buyer. Subject to the limitations set forth in Section 7.5 hereof, from and after the Closing, Buyer shall indemnify, defend and hold harmless Seller and each of its directors, officers, employees, representatives and other Affiliates, from and against the entirety of any Damages related to arising out of or in connection with:

7.1.1. any breach by Buyer of any representation, warranty, covenant, agreement, obligation or undertaking made by Buyer in this Agreement, subject to Section 4.6, or in any other agreement, instrument, certificate or other document delivered in connection with this Agreement or any of the transactions contemplated hereby (collectively, “Transaction Documents”);

7.1.2. any Assumed Liability (claims for indemnification under this Section 6.1.2 are referred to herein as “Assumed Liabilities Claims”); and

7.1.3. any Liability arising from the ownership or operation of the BU or the utilization of the Acquired Assets following the Closing (claims for indemnification under this Section 6.1.3 are referred to herein as “Post-Closing Liabilities Claims”).

7.2. Indemnification by Seller. Subject to the limitations set forth in Section 7.5 hereof, Seller shall indemnify, defend and hold harmless Buyer and each of its directors, officers, employees, representatives and other Affiliates, from and against, and Buyer shall otherwise be entitled to recover amounts held under the Escrow Agreement in connection with, any and all Damages related to or arising out of or in connection with:

7.2.1. any breach by Seller of any representation, warranty, covenant, agreement, obligation or undertaking made by Seller in this Agreement, subject to Section 4.6, or in any other Transaction Documents (it being agreed that solely for purposes of determining the amount of any Damages with respect to any such inaccuracy or breach, all such representations and warranties that are qualified as to materiality or by reference to a Material Adverse Effect shall be deemed to be not so qualified); and

7.2.2. any Liability of Seller that is not an Assumed Liability including without limitation any Liability arising from the ownership or operation of the BU or the utilization of the Acquired Assets during the period ending at or prior to the Closing (claims for indemnification under this Section 7.2.2 are referred to herein as “Non-Assumed Liabilities Claims”).

7.3. Third-Party Claims.

7.3.1. In the event that any Party entitled to seek indemnification pursuant to the provisions of this Section 7 (an “Indemnified Party”) desires to make a claim against any Party against whom indemnification may be sought pursuant to the provisions of 7 (an “Indemnifying Party”) (which term shall be deemed to include all Indemnifying Parties if more than one) in connection with any third-party Litigation or demand at any time instituted against or made upon it for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party will promptly, but in no event more than 20 business days following such Indemnified

Party’s receipt of such Third Party Claim, notify the Indemnifying Party of such Third-Party Claim, the estimated amount thereof (to the extent possible) and of its claims of indemnification with respect thereto (the “Third Party Claim Notice”); provided, however, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 7, except to the extent, if any, that the Indemnifying Party has actually been prejudiced thereby.

7.3.2. Subject to paragraph 7.3.5 below, the Indemnifying Party shall have 30 days from the personal delivery or mailing of the Claim Notice (the “Notice Period”) to notify the Indemnified Party whether or not it desires to defend the Indemnified Party against such Third Party Claim; provided, however, that the Indemnifying Party must actively and diligently conduct the defense of the Third-Party Claim in order to preserve its rights in this regard. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim. An election to assume the defense of such Third Party Claim shall not be deemed to be an admission that the Indemnifying Party is liable to the Indemnified Party in respect of such Third Party Claim. All costs and expenses incurred by the Indemnifying Party in defending such Third Party Claim shall be a liability of, and shall be paid by, the Indemnifying Party.

7.3.3. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless the judgment or proposed settlement (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim, (ii) involves only the payment of money damages that are fully covered by the Indemnifying Party, and (iii) does not impose an injunction or other equitable relief upon the Indemnified Party. So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 7.3.2 above, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).

7.3.4. In the event that the Indemnifying Party fails to assume the defense of the Third-Party Claim in accordance with Section 7.3.2 above, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter in to any settlement with respect to, the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (ii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent subject to indemnification under this Section 7.

7.3.5. Notwithstanding the foregoing, Buyer shall be responsible for the prosecution and defense of all warranty claims relating to the Products and any claims relating to the BU Intellectual Property (collectively, the “Buyer-Handled Claims”); provided that Buyer will not consent to the entry of any judgment or enter into any settlement with respect to the Buyer-Handled Claims without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party) to the extent that any Indemnified Party seeks to recover Damages from Seller for such Buyer-Handled Claim in accordance with the provisions of this Section 7.

7.3.6. To the extent the Indemnifying Party shall control or participate in the defense or settlement of any Third Party Claim, the Indemnified Party will give the Indemnifying Party and its counsel access to, during normal business hours, the relevant business records and other documents, and shall permit them to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its commercially reasonable best efforts in the defense of all such Third Party Claims. Any notice of a claim under this Section 7 shall state specifically the provision with respect to which the claim is made, the facts giving rise to an alleged basis for the claim, and the amount of the liability asserted against the Indemnifying Party by reason of the claim.

7.4. Payment of Claims.

7.4.1. In the event of any bona fide claim for indemnification hereunder, the Indemnified Party will advise the Indemnifying Party that is required to provide indemnification therefor in writing. Such notice shall be signed by the Indemnified Party: (i) stating that such Indemnified Party has paid or incurred Damages, and (ii) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or incurred, if applicable, and the nature of the misrepresentation, breach of warranty or covenant or other event or circumstances which resulted in the indemnification obligation of the Indemnifying Party. With respect to liquidated claims for Damages, if within ninety (90) days the Indemnifying Party has not contested such claim in writing, the Indemnifying Party shall be responsible for the full amount thereof, subject to the limitations set forth in Section 7.5 and to the provisions of Section 7.4.2, within ten (10) days after the expiration of such period.

7.4.2. Notwithstanding any provision of this Agreement to the contrary but subject to the other provisions below of this Section 7.4.2, the indemnification obligation of Seller, and the right to indemnification under this Agreement of Buyer (and/or each of its respective directors, officers, employees, representatives and other Affiliates) to recover indemnifiable Damages that have been incurred or may be incurred pursuant to any breach by Seller of any representation, warranty or covenant made by Seller hereunder shall be exclusively from the Escrow Amount in accordance with the terms of the Escrow Agreement. Notwithstanding anything to the contrary in this Section 7.4.2, the limitations imposed by this Section 7.4.2 shall not apply to any Damages arising out of or in connection with (A) any breach of a representation or warranty contained in Sections 2.1 (Seller’s Organization), 2.2 (Authorization, Noncontravention), 2.13 (Title to Acquired Assets) and 2.12 (Tax Matters) (the “Special Matters Claims”), (B) any breach of a representation or warranty contained in Section 2.14 (“Intellectual Property Claims”) and any Non-Assumed Liabilities Claims, or (C) any intentional or willful breaches of this Agreement, or fraud.

7.4.3. Any indemnification obligations of the Parties pursuant to this Section 7 shall be paid in cash in immediately available funds, provided that Buyer shall first seek indemnification from the Escrow Amount.

7.4.4. Seller shall indemnify Buyer for up to $200,000 in actual incurred costs by Buyer to satisfy any alleged damages claims made by Clareity in connection with allegedly defective tokens provided by Seller prior to the Closing Date. Seller’s liability hereunder with respect to such tokens shall be limited to such amount.

7.5. Limitations of Liability.

7.5.1. Threshold. No Indemnifying Party will be required to indemnify an Indemnified Party hereunder until such time as the aggregate amount of Damages for which the Indemnified Party and its respective directors, officers, employees, representatives, and other Affiliates, are otherwise entitled to indemnification pursuant to this Agreement exceeds $500,000 (it being agreed that for purposes of determining the amount of any Damages with respect to any inaccuracy or breach or any representation of warranty, all such representations and warranties that are qualified as to materiality or by reference to a Material Adverse Effect shall be deemed to be not so qualified), at which time the Indemnifying Party shall be obligated to indemnify the Indemnified Party for the full amount of such Damages subject to limitations of this Section 7. Notwithstanding anything to the contrary in this Section 7.5, the threshold limits imposed by this Section 7.5.1 shall not apply to any Damages arising out of or in connection with (i) any Assumed Liabilities Claims, Post-Closing Liabilities Claims, Non-Assumed Liabilities Claims or Section 7.4.4 or (ii) any intentional or willful breaches of this Agreement, or fraud.

7.5.2. Maximum Liability. The Parties specifically agree that, notwithstanding any provision of this Agreement to the contrary but subject to Section 7.5.1 above, the maximum aggregate liability of Seller, on the one hand, and of Buyer, on the other hand, for indemnification under this Section 7, except in the case of any intentional or willful breaches of this Agreement or fraud, will not exceed the Maximum Indemnity Amount. For purposes of this Agreement, “Maximum Indemnity Amount” shall mean the amount, as calculated from time to time, equal to (i) in the case of any Damages arising out of or in connection with the breach of any representation, warranty or covenant of Seller in this Agreement (other than those constituting Special Matters Claims, Assumed Liabilities Claims, Post-Closing Liabilities Claims, Non-Assumed Liabilities Claims or Intellectual Property Claims), an amount equal to the Escrow Amount; (ii) in the case of any Damages arising out of or in connection with Special Matters Claims, an amount equal to the Purchase Price less any amount previously paid in satisfaction, or held in escrow for actual, immediate, irrevocable and unconditional satisfaction, of any indemnification claim under this Section 7; (iii) in the case of any Damages arising out of or in connection with Intellectual Property Claims with respect to which a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party prior to or on the twenty-four (24) month anniversary of the Closing Date, an amount in the aggregate equal to the product of fifty percent (50%) multiplied by the Purchase Price; or (iv) in the case of any Damages arising out of or in connection with Intellectual Property Claims with respect to which a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party after the twenty-four (24) month anniversary of the Closing Date and prior to or on the forty-eight (48) month anniversary of the Closing Date, an amount in the aggregate, equal to the difference of (A) the product of twenty five percent (25%) multiplied by the Purchase Price, (B) less any other claims paid or payable by Seller under Section 7.5.2(iii) and (iv); and (v) in the case of any Damages arising out of or in connection with any Assumed Liabilities Claims, Post-Closing Liabilities Claims or Non-Assumed Liabilities Claims, such Damages shall not be subject to any limitation.

7.5.3. Time Limit. All representations, warranties and covenants in this Agreement shall survive the Closing and shall expire on, and no Indemnifying Party will be liable for any Damages hereunder with respect to a breach of such representations, warranties and covenants unless a written claim for indemnification is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to, the twelve (12) month anniversary of the Closing Date; provided, however, that Special Matters Claims, Assumed Liabilities Claims, Post-Closing Liabilities Claims or Non-Assumed Liabilities Claims may be made, until sixty (60) days after the expiration of the applicable statutes of limitations, and provided, further, that Intellectual Property Claims may be made until the forty-eight (48) month anniversary of the Closing Date. Notwithstanding the foregoing, the indemnification obligations that would otherwise terminate in accordance with this Section 7.5.3 shall continue to survive if notice of a claim shall have been timely given on or prior to the termination date specified in this Section 7.5.3, until such claim has been satisfied or otherwise resolved as provided under this Section 7.

7.5.4. Damages Net of Insurance, etc. Notwithstanding any provision herein to the contrary, the amount of any Damages for which indemnification is provided under this Section 7 shall be net of (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds received against such Damages (each source named in clauses (i) and (ii), a “Collateral Source”), and (iii) an amount equal to the present value of the tax benefit, if any, available to or taken by the Indemnified Party attributable to such Damages. The Parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Damages upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Damage. Indemnification under this Section 7 shall not be available to Buyer or Seller, as the case may be, unless the Party seeking indemnification under this Section 7 first uses all commercially reasonable best efforts to seek recovery from all Collateral Sources. The Parties acknowledge and agree that no right of subrogation shall accrue or inure to the benefit of any Collateral Source hereunder. The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery pursuant to the preceding sentence; provided, however, that the Indemnifying Party will then be responsible for pursuing such recovery at its own expense. If the amount to be netted hereunder from any payment required under Section 7.1 or Section 7.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Section 7, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Section 7 had such determination been made at the time of such payment.

7.5.5. Remedies. Other than a failure to deliver the Post-Closing Financial Statements in accordance with Section 5.5 of the Purchase Agreement or a claim for any intentional or willful breach of this Agreement or fraud, the sole and exclusive monetary remedies with respect to this Agreement shall be as provided in this Section 7.

8. TERMINATION.

8.1. Termination of Agreement. This Agreement may be terminated as provided below:

8.1.1. Buyer and Seller may terminate this Agreement by duly authorized mutual written consent at any time prior to the Closing;

8.1.2. Buyer or Seller may terminate this Agreement by giving written notice to the other Party if the Closing shall not have occurred before the 150th day following the date of this Agreement (the “Termination Date”); provided, however, that (i) if a party (including any Governmental Entity) other than Buyer or Seller, or their respective Affiliates, has sought an Order which is intended to prevent or prohibit consummation of the transactions contemplated hereby, the Termination Date shall also be automatically delayed, without any further action of the Parties, until a date no later than ten (10) business days after such Order is finally issued or denied, without appeal, and (ii) the right to terminate this Agreement under this Section 8.1.3 shall not be available to Buyer in the event that the failure of the Closing to occur on or before such date arises out of or is related to Buyer’s or any of its Affiliates’ failure to fulfill any obligation under this Agreement, and the right to terminate this Agreement under this Section 8.1.3 shall not be available to Seller in the event that the failure of the Closing to occur on or before such date arises out of or is related to the failure by Seller or any of its Affiliates to fulfill any obligation under this Agreement; provided, further, that this Agreement may be terminated by Buyer or Seller if the Closing has not been consummated by the 180th day following the Agreement Date and neither Party shall have any recourse against the other Party except for remedy arising by any claim of fraud or willful misconduct;

8.1.3. automatically if there shall be any law that makes consummation of any of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Entity shall have issued an Order restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such Order shall have become final and non-appealable, in each case, such that it would have, or would reasonably be expected to have, a Material Adverse Effect;

8.1.4. Buyer may terminate this Agreement if, after the date hereof, there has been a fact, event, or circumstance that has had or may reasonably be expected to have a Material Adverse Effect; and

8.1.5. Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing in the event that (1) Buyer has given Seller any notice pursuant to Section 4.6 above of any material development causing a breach of any of Buyer’s representations and warranties in this Agreement, if the breach or breaches described in such notice would, individually or in the aggregate, render any condition to the Closing contained in Section 6.2 hereof impossible of being satisfied or (2) there shall have been a breach by Buyer of one or more of its covenants or agreements hereunder materially adversely affecting (or materially delaying) the ability of Seller to consummate the transactions contemplated hereby, and Buyer has not cured such breach within ten (10) business days after notice by Seller to Buyer thereof.

8.2. Effect of Termination. Except as provided in Section 8.1 hereof, in the event of the termination of this Agreement pursuant to Section 8.1:

8.2.1. this Agreement shall forthwith become void, there shall be no Liability under this Agreement on the part of Buyer, Seller or any of their respective officers, directors, stockholders or other Affiliates, and all rights and obligations of any Party hereto shall cease, except for Damages arising from a breach of this Agreement prior to such termination; provided, however, that the provisions of this Section 8 and Section 9 shall survive the termination of this Agreement for any reason; and

8.2.2. Buyer shall promptly return to Seller all books, records and documents (including all copies, if any, thereof) furnished by Seller or any of its respective agents, employees, or representatives, and shall not use or disclose the information contained in such books, records or documents for any purpose or make such information available to any other Person; provided, however, that Buyer shall be entitled to retain one copy of such information solely as a record of the same or to satisfy any of its legal obligations under Applicable Law.

9. MISCELLANEOUS.

9.1. Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and will be deemed to have been given (a) when personally delivered or (b) when receipt is electronically confirmed, if sent by facsimile, email, telecopy or other electronic transmission device; provided, however, that if receipt is confirmed after normal business hours of the recipient, notice shall be deemed to have been given on the next business day and, provided, further, that a confirmation copy is sent via overnight courier, (c) two business days after deposit with an internationally recognized overnight courier, specifying next day delivery or (d) ten business days after being sent by registered or certified mail (postage prepaid). Notices, demands and communications to Buyer and Seller shall, unless another address is specified in writing in accordance with this Section 9.1, be sent to the address indicated below:

if to Buyer, to:

Aladdin Knowledge Systems Ltd.

35 Efal St.

Kiryat Arye, Petach Tikva, Israel 49511

Attention: Chief Financial Officer

Facsimile: +972-3-978-1080

with a copy to (which shall not constitute notice):

Herzog, Fox, Neeman & Co.

Asia House, 4 Weizmann St.

Tel-Aviv 64239, Israel

Attention: Alon Sahar, Adv.

Facsimile: +972-3-696-6464

If to Seller, to:

Secure Computing Corporation

2340 Energy Park Drive

St. Paul, MN 55108

Attn: Steve Kozachok

Telephone No.: (651) 628-5378

Facsimile: (651) 628-2714

with a copy to (which shall not constitute notice):

Dorsey & Whitney, LLP

50 South Sixth Street

Minneapolis, MN 55402

Attention: John Marsalek

Telephone No.: (612) 492-6115

Facsimile: (612) 340-7800

9.2. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

9.4. Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its commercially reasonable best efforts to advise the other Party prior to making the disclosure).

9.5. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6. Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder, provided that in such event, (a) Buyer shall remain fully liable for the fulfillment of all such obligations, and (b) Seller incurs no additional cost or obligation as a result of any assignment or delegation. Any attempted assignment or delegation in contravention hereof shall be null and void.

9.7. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or by electronic mail with a pdf scanned attachment) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.8. Fees and Expenses. Except as provided in Section 1.3.3(b) or Section 6, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Seller or BU shall be paid by Seller. Except as provided in Section 6 hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby by Buyer shall be paid by Buyer.

9.9. Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

9.10. Jurisdiction. Any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof shall be brought in the courts of the State of New York or of the United States of America for the District of New York, and, by execution and delivery of this Agreement, the Parties hereby accept for themselves and in respect of their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and appellate courts. The Parties waive the right to trial by jury with respect to any claims hereby. The Parties further irrevocably consent to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Parties at their addresses referred to in Section 9.1. The Parties hereby irrevocably waive any objection which they may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to and hereby further irrevocably waive and agree, to the extent permitted by applicable law, not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

9.11. Headings; Interpretation. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words

“without limitation.” In addition whenever the word “and” appears in this Agreement it shall be deemed to mean “and/or”, in each case, unless otherwise specified. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

9.12. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation, or breach of warranty or covenant.

9.13. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.14. Specific Performance. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the business of BU is unique and recognize and affirm that in the event Seller breaches this Agreement, money damages would be inadequate and Buyer would have no adequate remedy at law, so that Buyer shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

9.15. Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same instrument.

[Signature Page to Follow]

* * * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement effective as of the date first above written.

ALADDIN KNOWLEDGE SYSTEMS LTD.

By:	/s/ Yanki Margalit
Title:	Chief Executive Officer

SECURE COMPUTING CORPORATION

By:	/s/ Daniel Ryan
Title:	Chief Executive Officer

Schedules and Exhibits

Pursuant to Item 601(b)(2) of Regulation S-K promulgated by the Securities and Exchange Commission (the “Commission”), the schedules and exhibits to this Asset Purchase Agreement identified below have been omitted. These schedules and exhibits will be furnished supplementally to the Commission upon request.

Schedule 1 – the Individual

Schedule 1.2 – Assumed Liabilities

Schedule 1.7.1(a)(i) – Key Employees

Schedule 1.7.1(a)(ii) – Sales Employees

Schedule 1.7.1(a)(iii) – Other Concord Employees

Schedule 1.7(d) – Closing Bonuses

Schedule 6.1.6 – Consents Required for Closing

Exhibit A – Escrow Agreement

Exhibit B – Tax Allocation

Exhibit C – Disclosure Schedule

Section 2.2 – Authority; Noncontravention

Section 2.3.1 – Financial Statements

Section 2.4 – Indebtedness

Section 2.5.1 – Absence of Certain Changes or Events

Section 2.5.3 – Absence of Certain Changes or Events

Section 2.6 – Litigation

Section 2.7.1 – (Contracts)

Section 2.8.1 – Compliance with Laws

Section 2.10.1 – Environmental Matters

Section 2.11.1 – Employee Matters

Section 2.11.3 – Independent Contractors

Section 2.11.5 – Benefits

Section 2.11.6 – Employee Matters

Section 2.11.9(ii) – Employee Agreements

Section 2.13.1 – Title to Acquired Assets

Section 2.13.3 – Title to Properties

Section 2.14.1 – Products and Services

Section 2.14.2 – Registered IP

Section 2.14.3 – Overlapping IP

Section 2.14.4 – Inbound Licenses

Section 2.14.5 – Outbound Licenses

Section 2.14.6 – Royalty Obligations

Section 2.14.7 – Standard Form IP Agreements

Section 2.14.8(b) – Government Rights

Section 2.14.8(c) – Ownership Free and Clear

Section 2.14.9(iii) – Legal Requirements and Deadlines

Section 2.14.10 – Third-Party Infringement of BU Intellectual Property

Section 2.14.12 – No Infringement of Third Party Rights

Section 2.14.13 – Bugs

Section 2.14.15 – Source Code

Section 2.14.16 – Open Source

Section 2.14.17 – Data Bases

Section 2.15 – Insurance

Section 2.17 – Warranties

Section 2.18 – Relations with Suppliers and Customers

Section 2.20 – Transactions with Affiliates